Exhibit 2.1

STOCK PURCHASE AGREEMENT

among

BLOUNT INTERNATIONAL INC.,

BLOUNT, INC.,

CARLTON HOLDINGS, INC.,

THE SHAREHOLDERS OF CARLTON HOLDINGS, INC.

and

Jerry A. Parsons and Richard L. Hawkins, as the Shareholders’ Representative

dated as of May 2, 2008

i

EXHIBITS

	Exhibit A	Definitions
*	Exhibit B	Form of Perkins Coie Legal Opinion
*	Exhibit C	Latest Balance Sheet

*	SCHEDULES

	Schedule 2.1	Shares
	Schedule 3.3	Subsidiaries
	Schedule 3.8	List of Permits
	Schedule 3.10(e)	Company Intellectual Property
	Schedule 3.11(a)	Real Property
	Schedule 3.11(b)	Personal Property
	Schedule 3.12	Material Contracts
	Schedule 3.13(a)	Plans
	Schedule 3.14	Employees
	Schedule 3.16	Insurance
	Schedule 3.18	Bank Accounts
	Schedule 3.24	Warranties
	Schedule 6.5(c)	Severance

*

Such exhibits and schedules to the Stock Purchase Agreement are not being filed herewith. The Registrant undertakes to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request, pursuant to Item 601(b)(2) of Regulation S-K.

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT, dated as of May 2, 2008 (this “Agreement”), is entered into among BLOUNT INTERNATIONAL INC., a Delaware corporation (“Parent”), BLOUNT, INC., a Delaware corporation and wholly owned subsidiary of Parent (the “Purchaser”), CARLTON HOLDINGS, INC., an Oregon corporation (“Company”), the individuals named on Schedule 2.1 (each a “Shareholder” and collectively, the “Shareholders”) and Jerry A Parsons and Richard L. Hawkins, as the representatives of the Shareholders (collectively, the “Shareholders’ Representatives”).

RECITALS

A.            The Shareholders collectively own all the authorized, issued and outstanding shares of capital stock of Company, consisting of shares (the “Shares”) of Company’s voting Class A common stock, $0.01 par value per share (“Class A Common Stock”) and non-voting Class B common stock, $0.01 par value per share (“Class B Common Stock” and, together with the Class A Common Stock, collectively the “Common Stock”).

B.            The Shareholders desire to sell to the Purchaser, and the Purchaser desires to purchase from the Shareholders, the Shares on the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants hereinafter set forth, the Purchaser, Company and the Shareholders hereby agree as follows:

ARTICLE I.                   DEFINITIONS

Defined terms used herein shall have the meanings given them in Exhibit A or in the Sections of this Agreement referenced in Exhibit A.

ARTICLE II.                 PURCHASE AND SALE

SECTION 2.1.                   Purchase and Sale

On the terms and subject to the conditions set forth in this Agreement, each Shareholder shall sell, transfer and deliver to the Purchaser, and the Purchaser shall purchase from such Shareholder, the Shares free and clear of all Liens. The shares of each Shareholder are set forth opposite the name of such Shareholder on Schedule 2.1.

SECTION 2.2.                   Purchase Price; Adjustments to Purchase Price

(a)           The aggregate purchase price for the Shares is (i) $64,000,000 less (ii) the sum of, without duplication, (A) Company’s Net Debt, (B) the DISC Amount and (C) the Company Transaction Expenses (the “Purchase Price”). Prior to the date hereof, Company has provided a written statement to the Purchaser, certified by an officer of Company, setting forth the Company’s Net Debt and the Company Transaction Expenses, in each case, as of the Closing (the “Closing Certificate”), for purposes of calculating the Purchase Price, which shall include a list of the amount and the Person to whom any such Company Transaction Expense is owed and each lender of Indebtedness that is included in the determination of Net Debt. The Purchase Price is payable as provided in Section 2.3(c). Parent agrees that following the Closing, it will promptly pay (or cause to be paid) any Company Transaction Expenses listed on the Closing Certificate under the heading “Company Transaction Expenses”.

(b)           On the Closing Date, in consideration for the Shares sold by each Shareholder hereunder, such Shareholder shall be entitled to such Shareholder’s Pro Rata Portion of (i) the Purchase Price less (ii) the Holdback Amount.

SECTION 2.3.                   Closing

(a)           Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated hereby shall take place at a closing (the “Closing”) at the offices of Perkins Coie LLP, 1120 NW Couch Street, Tenth Floor, Portland, Oregon, which shall occur simultaneously with the execution and delivery of this Agreement by the parties hereto (the date on which the Closing takes place being the “Closing Date”).

(b)           Simultaneously with the execution and delivery of this Agreement, the Shareholders or the Shareholders’ Representative shall deliver or cause to be delivered to the Purchaser:

(i)            stock certificates evidencing the Shares, duly executed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer;

(ii)           copies of all material consents, authorizations and approvals, if any, required to be obtained by Company, the Shareholders or their affiliates and necessary for the consummation of the transactions contemplated by this Agreement and the Transaction Documents;

(iii)          resignations from each director of Company, dated effective as of or prior to the Closing Date;

(iv)          the opinion of Perkins Coie LLP, counsel for Company, dated the Closing Date, in substantially the form attached as Exhibit B;

(v)           a certificate, in form and substance satisfactory to the Purchaser, certifying that the purchase of the Common Stock is exempt from withholding pursuant to the Foreign Investment in Real Property Tax Act; and

(vi)          such certified copies of such corporate actions and proceedings and such other instruments and documents as shall have been reasonably requested by the Purchaser’s counsel.

(c)           Simultaneously with the execution and delivery of this Agreement, the Purchaser shall deliver to the Shareholders’ Representative, on behalf of the Shareholders, or other parties as set forth in this Agreement:

(i)            the Purchase Price (including the Holdback Amount), by wire transfer in immediately available funds to an account designated in writing by the Shareholders’ Representative prior to the date hereof;

(ii)           copies of all material consents, authorizations and approvals, if any, required to be obtained by Parent or the Purchaser and necessary for the consummation of the transactions contemplated by this Agreement and the Transaction Documents; and

(iii)          such certified copies of such corporate actions and proceedings and such other instruments and documents as shall have been reasonably requested by Company’s counsel.

SECTION 2.4.                   Shareholders’ Representative

(a)           Each Shareholder irrevocably authorizes and appoints each of Jerry A. Parsons and Richard L. Hawkins as the Shareholders’ Representative (and by execution of this Agreement, each of such individuals hereby accepts such appointment), with full power of substitution and resubstitution, as such Shareholder’s representative and true and lawful attorney-in-fact and agent to act in such Shareholder’s name, place and stead as set forth in this Agreement and to execute in the name and on behalf of such Shareholder any documents to be delivered by the Shareholders in connection with this Agreement. The Shareholders’ Representative shall not have any duties or responsibilities except those expressly set forth in this Agreement, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or shall otherwise exist against the Shareholders’ Representative. Each individual serving as the Shareholders’ Representative may act independently of the other on behalf of all Shareholders.

(b)           Each of the Shareholders agrees that the Shareholders’ Representative shall have the full power, authority and right to perform, do and take any and all actions he deems necessary or advisable to carry out the purposes of this Agreement. In particular, but not by way of limitation, the Shareholders’ Representative has the power to (i) make and carry out decisions and exercise any and all rights of the Shareholders under this Agreement and any Transaction Document on behalf of each Shareholder and to sign documents and make filings on behalf of each Shareholder as if such Shareholder had itself signed or filed such document, (ii) consummate the transactions contemplated by this Agreement and the Transaction Documents, (iii) receive and deliver to the Purchaser surrendered certificates representing the Shares, (iv) communicate to, and receive all communications and notices from, the Purchaser, (v) sign documents and make filings on behalf of each Shareholder as if such Shareholder had itself signed or filed such document, (vi) subject to the limitations set forth in Article VII, negotiate, settle, compromise, make payments in respect of and otherwise handle all claims for indemnification made by the Purchaser hereunder, (vii) agree to, negotiate, enter into settlements and compromises of, and commence, prosecute, participate in, settle, dismiss or otherwise terminate, as applicable, any litigation, action, proceeding or investigation relating to Company, the Shares, the Shareholders, this Agreement, the Transaction Documents or any of the transactions contemplated by this Agreement or the Transaction Documents, and comply with orders of courts and awards of courts, mediators and arbitrators with respect to such litigation, action, proceeding or investigation, (viii) retain attorneys, accountants and other professional service providers to assist and advise him with respect to his duties hereunder, (ix) make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings relating to the foregoing, and, in general and (x) do any and all things and take any and all actions that the Shareholders’ Representative, in its sole discretion, may consider necessary, proper or convenient in connection with, or to carry out on behalf of the Shareholders, the transactions contemplated by this Agreement and the Transaction Documents. The Shareholders’ Representative shall establish an account for receipt of the Purchase Price and any other amounts due to the Shareholders from the Purchaser pursuant to the terms of this Agreement, and shall authorize any payments due to any or all of the Shareholders pursuant to this Agreement to be paid from such account by wire transfer in immediately available funds to the accounts designated by each Shareholder, promptly after delivery of any payments from the Purchaser to the account established by the Shareholders’ Representative. If specifically requested by Shareholders who hold at least 75% of the Shares prior to the Closing (the “Required Shareholders”), the Shareholders’ Representative shall also have the power to amend, modify or waive any agreement (including this Agreement) in the name of each Shareholder as if such Shareholder had itself amended, modified or waived such agreement (and regardless of whether the particular Shareholder in fact requested that the Shareholders’ Representative enter into such amendment, modification or waiver); provided, however, that, notwithstanding anything to the contrary, the Shareholders’ Representative shall have no power to amend any term of this Agreement which would change (i) the consideration to be received by the Shareholders or (ii) the relative indemnification obligations of the Shareholders. The Shareholders’ Representative shall have all of the rights and powers which Shareholders would otherwise have, and Shareholders agree that the Purchaser shall be entitled to rely exclusively upon all actions taken or omitted to be taken by the Shareholders’ Representative (acting either jointly or individually) pursuant to this Agreement and any of the foregoing matters. The Shareholders’ Representative shall for all purposes hereunder be deemed the sole authorized agent of the Shareholders until such time as the agency is terminated pursuant to the terms of Section 2.4(g).

(c)           The Shareholders’ Representative shall be entitled to rely, and shall be fully protected in relying, on any statements furnished to him by any Shareholder or the Purchaser, or on any other evidence deemed by the Shareholders’ Representative to be reliable. The Shareholders’ Representative shall be fully justified in failing or refusing to take any action under this Agreement unless he shall have received such advice or concurrence of the Shareholders as he deems appropriate or unless he shall have been expressly indemnified to his satisfaction by the Shareholders severally and on a Pro Rata Portion basis against any and all liability and expense that it may incur by reason of taking or continuing to take any such action. The Shareholders’ Representative shall in all cases be fully protected in acting, or refraining from acting, under this Agreement in accordance with a request of the Required Shareholders, subject to Section 2.4(b), and such request, and any such action taken or failure to act pursuant thereto, shall be binding on all the Shareholders. For the avoidance of doubt, neither the Purchaser nor any of its affiliates shall be under any obligation: (i) to indemnify and hold the Shareholders’ Representative, in his capacity as such, harmless against any damages incurred by the Shareholders’ Representative, in such capacity, arising out of or in connection with the acceptance or administration of the duties of the Shareholders’ Representative hereunder or under any other Transaction Documents; or (ii) to cover any out-of-pocket costs and expenses incurred by the Shareholders’ Representative, in such capacity, in connection with actions taken by the Shareholders’ Representative, in such capacity, pursuant to the terms of this Agreement or any other Transaction Documents; provided, however, that the foregoing shall in no way affect or limit any of the provisions of Article VII, including Parent’s and the Purchaser’s obligations to indemnify the Shareholders for any and all Losses, including any indemnifiable costs and expenses of the Shareholders’ Representative pursuant to Article VII.

(d)           The Shareholders’ Representative shall not be liable to the Shareholders for any error of judgment, or any action taken or omitted to be taken hereunder, except in the case of his bad faith, gross negligence or willful misconduct, as determined by a court of competent jurisdiction. The Shareholders’ Representative shall be entitled to consult with counsel of his choosing and shall be fully protected against liability to any Shareholder in any act taken, suffered or permitted by him in good faith in accordance with the advice of counsel.

(e)           The Shareholders’ Representative shall not be paid any fee for services to be rendered hereunder. All reasonable out-of-pocket fees and expenses incurred by the Shareholders’ Representative in performing his duties hereunder shall be reimbursed severally and on a Pro Rata Portion basis by the Shareholders; provided, however, that, to the extent practical and permitted under this Section 2.4(e), the Shareholders’ Representative shall deduct such fees and expenses from the amounts otherwise distributable to the Shareholders under this Agreement. In particular, the Shareholders’ Representative shall hold back the sum of $100,000 from amounts otherwise distributable to the Shareholders under this Agreement (the “Holdback Amount”) for a period of 90 days from the date of this Agreement, to be used (i) first, to satisfy any obligations for Transaction Expenses or Indebtedness, in each case not listed on the Closing Certificate, and (ii) thereafter, to satisfy any administrative expenses the Shareholders’ Representative may incur in such capacity. Following the date that is 90 days from the date of this Agreement, the Shareholders’ Representative may continue to hold any remaining funds from the Holdback Amount until such time as the Shareholders’ Representative determines, in the Shareholders’ Representative’s sole discretion, that no such additional administrative expenses will be incurred by the Shareholders’ Representative in connection with the performance of its obligation hereunder and, at the time of such determination and after subtracting any administrative expenses from the Holdback Amount, the Shareholders’ Representative shall deliver any remaining funds from the Holdback Amount to the Shareholders on a Pro Rata Portion basis.

(f)            The Shareholders agree, severally and on a Pro Rata Portion basis, to indemnify and hold the Shareholders’ Representative harmless against any and all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation, attorneys’ fees and disbursements) that may be imposed on the Shareholders’ Representative or incurred by the Shareholders’ Representative in connection with the performance of his duties under this Agreement, including any litigation arising from this Agreement or involving its subject matter, unless such loss, liability, claim or expense shall have been determined by a court of competent jurisdiction to be a result of the Shareholders’ Representative’s bad faith, gross negligence or willful misconduct. Anything in this Agreement to the contrary notwithstanding, in no event shall the Shareholders’ Representative be liable to the Shareholders for special, indirect or consequential loss or damage of any kind whatsoever, even if the Shareholders’ Representative has been advised of the likelihood of such damages and regardless of the form of action.

(g)           The Shareholders’ Representative may resign at any time. The Shareholders’ Representative may be removed at any time by a writing signed by the

Required Shareholders. If the Shareholders’ Representative or any successor shall resign, be so removed, or become unable to act as the Shareholders’ Representative, a replacement Shareholders’ Representative shall promptly be appointed by a writing signed by the Required Shareholders. Upon the acceptance of any appointment as the Shareholders’ Representative hereunder, such successor Shareholders’ Representative shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Shareholders’ Representative, and the retiring Shareholders’ Representative shall be discharged from its duties and obligations hereunder (but shall retain all rights under this Section 2.4 with respect to the retiring Shareholders’ Representative’s service as Shareholders’ Representative prior to such resignation or removal).

(h)           Notwithstanding anything to the contrary herein, the Purchaser shall be notified in writing at least five days prior to any such resignation, removal or appointment. Each of the Shareholders agrees that the Purchaser shall be entitled to rely exclusively on the actions taken or omitted to be taken by the resigning or removed Shareholders’ Representative until the receipt of such notice.

(i)            Each Shareholder agrees that this agency and power of attorney are coupled with an interest, are therefore irrevocable without the consent of the Shareholders’ Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Shareholder or trust through which any Shareholder owns their respective Shares.

(j)            The provisions of this Section 2.4 shall apply separately to each individual serving as the Shareholders’ Representative, and each of such individuals may act in such capacity independently of any other individual simultaneously acting in such capacity, on behalf of all Shareholders.

ARTICLE III.                REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as set forth in the corresponding sections or subsections of the Schedule of Exceptions delivered to the Purchaser on date hereof (the “Schedule of Exceptions”) (it being understood that items set forth in one particular section or subsection of the Schedule of Exceptions may apply to and/or qualify disclosures made in one or more other sections or subsection to the extent that it is reasonably apparent on its face that such disclosures apply to or qualify other disclosures, and that the Schedule of Exceptions may include specific cross-references to particular items in other sections or subsections of the Schedule of Exceptions), Company makes the following representations and warranties to the Purchaser:

SECTION 3.1.                   Incorporation and Qualification of Company and its Subsidiaries; Authority

Company is a corporation duly incorporated and validly existing under the laws of the State of Oregon and has all necessary corporate power and authority (i) to execute and deliver this Agreement and the Transaction Documents to which it is or will be a party, (ii) to consummate the transactions contemplated hereby and thereby, (iii) to own, operate, lease or otherwise hold its properties and assets and (iv) to carry on its business as it is now being conducted. Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except where the failure to so qualify, individually or in the aggregate, does not have or could not reasonably be expected to have a Material Adverse Effect. Each Subsidiary is a corporation duly incorporated, validly existing and, if applicable, in good standing under the laws of the applicable State set forth in Schedule 3.3 and has the corporate power and authority to own, operate, lease or otherwise hold its properties and assets and to carry on its business as it is now being conducted. Each Subsidiary is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except where the failure to so qualify, individually or in the aggregate, does not have or could not reasonably be expected to have a Material Adverse Effect. The execution and delivery by Company of this Agreement and the Transaction Documents to which it is or will be a party, the performance of its obligations hereunder and thereunder and the consummation by Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Company. Each Transaction Document to which it is a party has been duly executed and delivered by Company, and (assuming due authorization, execution and delivery by the other parties) constitutes a legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms. Company has delivered or made available to the Purchaser true and complete copies of (i) its Articles of Incorporation and Bylaws, each as amended to date and (ii) the comparable governing instruments, each as amended to date, of each Subsidiary. The stock certificates, transfer books and the minute books of Company and each Subsidiary that have been made available for inspection by the Purchaser prior to the date hereof are true and complete copies thereof and reflect all transactions relating to the Company’s capital stock.

SECTION 3.2.                   Capital Stock of Company; Ownership of the Shares

(a)           The authorized capital stock of Company consists of 10,000 shares of voting Class A Common Stock, par value $0.01 per share, 137 shares of which are outstanding as of the date hereof, and 100,000 shares of non-voting Class B Common Stock, par value $0.01 per share, 13,070 shares of which are outstanding as of the date hereof. Except for the Shares, there are no shares of capital stock or other equity securities of Company issued, reserved for issuance or outstanding and no shares of capital stock of Company are subject to vesting or restrictions on transfer. The Shares have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive rights, purchase options, call options, rights of first refusal, subscription rights or any similar rights under any provision of the Oregon Business Corporation Act, the Articles of Incorporation or Bylaws of Company or any contract to which Company is a party or otherwise bound. Schedule 2.1 is a true, complete and accurate list (the “Shareholder List”) that sets forth the name of each record holder of the Shares, exactly as such record holder’s name is set forth on the share certificates. The Shareholders List also sets forth with respect to each such record holder the share certificate numbers held by such holder and the number of Shares evidenced by each such share certificate. The authorized and outstanding capital stock of each Subsidiary is set forth in Schedule 3.3 and except as set forth in Schedule 3.3, there are no shares of capital stock or other equity securities of any Subsidiary issued, reserved for issuance or outstanding. The outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive rights, purchase options, call options, rights of first refusal, subscription rights or any similar rights under any provision of the Oregon Business Corporation Act, the General Corporation Law of the State of Delaware (as applicable), the governing instruments of any Subsidiary or any contract to which any Subsidiary is a party or otherwise bound. No bonds, debentures, notes or other Indebtedness of Company has the right to vote (or is convertible into, or is exchangeable for, securities that have the right to vote) on any matters on which holders of Shares may vote (“Voting Company Debt”). There are no outstanding rights of first refusal, preemptive rights, options, rights, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, warrants, convertible or exchangeable securities, contracts, arrangements or other agreements or undertakings of any kind to which Company or any Subsidiary is a party or by which any of them is bound (i) obligating Company or any Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Company or of any Subsidiary or any Voting Company Debt, (ii) obligating Company or any Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of any shares of capital stock or other securities of Company or any Subsidiary. There are not any outstanding contractual obligations of Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of their respective capital stock or other securities thereof. Neither Company nor any Subsidiary is a party or subject to any agreement or understanding, and to Company’s knowledge, there is no agreement or understanding between any Persons that affects or relates to the voting or giving of written consents with respect to any securities of Company or any Subsidiary or the voting by any director of Company or any Subsidiary.

(b)           The only outstanding Indebtedness of Company and its Subsidiaries is the Indebtedness set forth on the Closing Certificate.

SECTION 3.3.                   Subsidiaries

Company does not beneficially own or control, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest of any corporation or have any other direct or indirect equity or ownership interest in any Person, other than Company’s 100% ownership of each Subsidiary. All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of Company is owned by Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests).

SECTION 3.4.                   No Conflict

The execution, delivery and performance by Company of this Agreement and the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not (a) conflict with or violate any provision of the Articles of Incorporation or Bylaws of Company, (b) conflict with or violate in any material respect any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to Company or any Subsidiary or by which any of their respective assets or properties are bound, or (c) result in any material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become such a default) under, or give rise to any rights of termination, amendment, acceleration or cancellation of or any material obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed material rights or entitlements of any Person under, or result in the creation of any lien, mortgage, deed of trust, pledge, security interest, charges, easements, leases, subleases, covenants, rights of way, options, claims or other encumbrance or restriction of any kind (“Lien”) (other than any Permitted Liens) on any of the assets or properties of Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, sublease, license, permit, franchise loan, instrument, understanding, deed of trust, purchase order, sales order, joint venture or other instrument or agreement of any kind (written or oral) relating to such assets or properties to which Company or any Subsidiary is a party or by which any of such assets or properties is bound or affected.

SECTION 3.5.                                                        Consents and Approvals

The execution, delivery and performance by Company of this Agreement and the Transaction Documents to which it is a party do not require any consent, approval, exemption, authorization or other action by, or registration, declaration or filing with or notification to, any Federal, state, local or foreign government or any court, administrative agency or other governmental or regulatory authority or instrumentality, domestic or foreign or any third party, except (a) for any consent, approval, exemption, authorization, action, filing or notification that is immaterial to Company’s business, and (b) as may be necessary as a result of any facts or circumstances relating solely to Parent’s or the Purchaser’s (as opposed to any third party’s) participation in the transactions contemplated hereby and by the other Transaction Documents.

SECTION 3.6.                                                        Financial Information; Absence of Undisclosed Liabilities

Company has provided to the Purchaser true and complete copies of (a) the audited consolidated balance sheet of Company as of December 31, 2005, 2006 and 2007 and the audited consolidated income statement and statement of cash flow for Company for the years ended December 31, 2005, 2006 and 2007 (collectively, the “Audited Financial Statements”) and (b) the unaudited consolidated balance sheet of Company as of March 31, 2008 (the “Latest Balance Sheet”) (a copy of which is attached hereto as Exhibit C) and an unaudited consolidated income statement and unaudited consolidated statement of cash flow for Company as of and for the month ended March 31, 2008 (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, being referred to herein, collectively, as the “Financial Statements”). The Financial Statements present fairly the consolidated financial condition and results of operations and cash flows of Company as of the dates thereof and for the periods covered thereby, and the Financial Statements have been prepared in accordance with GAAP, consistently applied, throughout the periods covered thereby, except as described in the notes thereto and except that the Unaudited Financial Statements do not contain the footnotes required by GAAP and the Unaudited Financial Statements are subject to year-end and other normal, recurring year-end audit adjustments that are not material. Company and each Subsidiary have no material liabilities or obligations of any nature (absolute, accrued or contingent, unasserted or otherwise) that are required to be reflected or reserved against on Company’s balance sheet by GAAP which are not, on an aggregate basis, reflected or reserved against in the Latest Balance Sheet, except for liabilities or obligations incurred since the date of the Latest Balance Sheet in the ordinary course of business and consistent with past practice. Neither Company nor any Subsidiary is a guarantor, indemnitor, surety or other obligor of any Indebtedness of any other Person.

SECTION 3.7.                                                        Litigation

No claim, suit, proceeding, investigation or other action is pending or, to Company’s knowledge, threatened against, relating to or affecting Company or any Subsidiary, and neither Company nor any Subsidiary is subject to any order, writ, judgment, injunction, decree, determination or award. No claim, suit, proceeding, investigation or other action is pending or, to Company’s knowledge, threatened, which questions the validity of this Agreement or any of the Transaction Documents or prohibits or restricts any action taken or to be taken by Company hereunder or thereunder (and Company is not aware of any basis for any such suit, proceeding, investigation or other action).

SECTION 3.8.                                                        Compliance With Laws; Licenses and Permits

Neither Company nor any Subsidiary is in violation of or in default under, any law, rule, regulation, ordinance, order, judgment or decree applicable to Company or any Subsidiary or by which any of their respective assets or properties are bound or affected, including those relating to occupational health and safety (except for any violations that have been remedied or cured) and except for violations that are immaterial to Company’s business. Neither Company nor any of the Subsidiaries has received any written or oral notice since December 31, 2006 from any Person that alleges that Company or any Subsidiary is not in compliance in all material respects with any law, rule, regulation, ordinance, order, judgment or decree applicable to Company or any Subsidiary or by which any of their respective assets or properties are bound or affected. To Company’s knowledge, the current use by Company and the Subsidiaries of the improvements located on any parcel of Real Property owned, leased or occupied thereby does not violate any local zoning or similar land use or government regulations in any material respect. Company and each Subsidiary (i) validly hold, and are in compliance in all material respects with, all governmental licenses, franchises, permits, filings, approvals, authorizations, exemptions, certificates and registrations (“Permits”) necessary to own, lease or operate its assets and carry on their respective businesses as they are now being conducted, (ii) has complied in all material respects with all terms and conditions thereof and (iii) has not received any notice of any suit, action or proceeding relating to the revocation or modification of any such Permits. To Company’s knowledge, none of the Permits will be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. All Permits held by Company and each Subsidiary are listed on Schedule 3.8.

SECTION 3.9.                                                        Environmental Matters

(a)           Company and each Subsidiary is and has been in compliance in all material respects with all applicable Environmental Laws, and, since December 31, 2003,

neither Company nor any of the Subsidiaries has received any (A) communication that alleges that Company or any of the Subsidiaries is in violation of, or has liability under, any Environmental Law or (B) written request for information from any governmental entity pursuant to any Environmental Law.

(b)           (i) Company and each of the Subsidiaries have obtained and are in compliance in all material respects with all permits, licenses and governmental authorizations pursuant to Environmental Law (collectively “Environmental Permits”) necessary for their operations as currently conducted, (ii) all such Environmental Permits are valid and in good standing, and (iii) neither Company nor any of the Subsidiaries has been advised by any governmental entity of any actual or potential change in the status or terms and conditions of any existing Environmental Permit.

(c)           There are no Environmental Claims pending or, to the knowledge of Company, threatened, against Company or any of the Subsidiaries.

(d)           Neither Company nor any Subsidiary is subject to any material order (including consent orders), judgment or Lien under or pursuant to any Environmental Laws.

(e)           Neither Company nor any Subsidiary is currently undertaking any investigatory, remedial, control or other responsive action (together “Remedial Actions”) relating to any disposal, Release or threatened Release of, or exposure  or potential exposure to, any Hazardous Substances, whether or not required by Environmental Laws.

(f)            There has been no Release of, or exposure to, any Hazardous Material that could reasonably be expected to form the basis of any material Environmental Claim against, or material liability under any Environmental Law of, Company or any Subsidiary.

(g)           Neither Company nor any Subsidiary owns, operates or leases any underground storage tanks, belowground-level liquids collection or storage sumps, or any treatment, storage or disposal facilities under the Resource Conservation and Recovery Act of 1976, as amended, or any solid waste disposal facility.

(h)           On, at, in or under the real property currently owned or leased by Company or any Subsidiary, there are no polychlorinated biphenyls in a form or condition prohibited by, or requiring abatement or other Remedial Action under, Environmental Laws or any asbestos in a friable or otherwise unencapsulated form.

(i)            Neither Company nor any of its Subsidiaries has retained or assumed, either contractually or by operation of law, any liabilities or obligations of any other Person that could reasonably be expected to form the basis of any Environmental Claim against Company or any of its Subsidiaries.

(j)            Company has made available to the Purchaser all records and files (including any assessments, reports, studies, audits, analyses, tests and monitoring) in the possession of or reasonably available to Company pertaining to the existence of Hazardous Substances at facilities or properties currently owned, operated or leased by Company or any Subsidiary or concerning compliance with or liability under any Environmental Laws relating to any of such facilities or properties.

SECTION 3.10.                                               Intellectual Property Rights

(a)           Company and the Subsidiaries are the sole and exclusive owners of all Company Owned Intellectual Property, free and clear of all Liens. Neither Company nor any Subsidiary (i) has been or is a party to any litigation enforcing or defending its rights in, to or with respect to the Company Owned Intellectual Property or Company Licensed Intellectual Property, (ii) has knowledge of any claims or demands made or threatened by any third party involving the ownership, enforceability, effectiveness or validity of Company’s rights in, to or with respect to the Company Owned Intellectual Property or Company Licensed Intellectual Property or (iii) has knowledge of any infringement of Company Owned Intellectual Property or Company Licensed Intellectual Property, in each case, by any third party.

(b)           There is no pending or, to Company’s knowledge, threatened claim, action, suit, investigation, proceeding or cause of action challenging the use or ownership by Company or any Subsidiary of any Company Owned Intellectual Property, challenging or questioning the validity or effectiveness of Company Owned Intellectual Property, or alleging that Company or any Subsidiary is infringing upon, misappropriating or otherwise adversely affecting the rights of any Person. To Company’s knowledge, there is no pending or threatened claim, action, suit, investigation, proceeding or cause of action challenging the use by Company or any Subsidiary of any Company Licensed Intellectual Property or challenging or questioning the validity or effectiveness of Company Licensed Intellectual Property.

(c)           To Company’s knowledge, (i) the operations of Company and the Subsidiaries do not infringe upon any validly issued Intellectual Property of any Person, (ii) the consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not conflict with, alter or impair the Company Owned Intellectual Property or Company Licensed Intellectual Property and (iii) there is no interference, infringement or misappropriation by any other Person of any Company Owned Intellectual Property or Company Licensed Intellectual Property.

(d)           To Company’s knowledge, the businesses of Company and the Subsidiaries do not involve the employment of any Person in a manner that violates any noncompetition or nondisclosure agreement that such Person entered into in connection with his or her employment or activities at any time prior to employment by Company or any Subsidiary.

(e)           Schedule 3.10(e) lists all Intellectual Property Registrations. To the Company’s knowledge, all Intellectual Property Registrations are currently valid and (except for applications) enforceable.

(f)            Schedule 3.10(f) lists each license or other agreement pursuant to which Company uses or otherwise exploits Company Licensed Intellectual Property, excluding off the shelf software programs that are licensed by Company pursuant to “shrink wrap,” “click through” or similar licenses, the total fees for which are less than $50,000. To the knowledge of Company, Company has a valid and enforceable right to use the Company Licensed Intellectual Property pursuant to the terms and conditions set forth in the license for such Company Licensed Intellectual Property.

SECTION 3.11.                                                 Real and Personal Property

(a)           Schedule 3.11(a) contains a complete and accurate list of all real property that is owned, leased, rented or used by Company or any Subsidiary (the “Real Property”), together with the manner in which each such Real Property is held and a description of its present use. Company has delivered or made available to the Purchaser true and complete copies of all leases, subleases, rental agreements, contracts of sale, tenancies or licenses relating to the Real Property, and all amendments and modifications thereto.

(b)           Schedule 3.11(b) contains a complete and accurate list of each item of personal property as of a date within two business days prior to the Closing having a book value in excess of $25,000, that is owned, leased, rented or used by Company or any Subsidiary (the “Personal Property”); provided, however, that such list need not describe Company’s or any Subsidiary’s rights to Intellectual Property. Company has delivered or made available to the Purchaser true and complete copies of all leases, subleases, rental agreements, contracts of sale, tenancies or licenses relating to the Personal Property, and all amendments and modifications thereto.

(c)           The Real Property and the Personal Property include all properties and assets (whether real, personal or mixed, tangible or intangible) (other than, in the case of the Personal Property, property rights with an individual book value of less than $25,000 and Company Intellectual Property) reflected in the Latest Balance Sheet and all the properties and assets purchased by Company or any Subsidiary since the date of the Latest Balance Sheet (except for such properties or assets sold since the date of the Latest Balance Sheet in the ordinary course of business and consistent with past practice). The Real Property and the Personal Property include all property used in the business of Company and the Subsidiaries (other than, in the case of the Personal Property, property rights with an individual book value of less than $25,000 and Intellectual Property Rights of Company and the Subsidiaries) and such Real Property and Personal Property are sufficient for the current conduct of Company and its Subsidiaries’ business.

(d)           Company or a Subsidiary has good and marketable fee title to all Real Property and Personal Property owned thereby (including any other personal property not listed on Schedule 3.11(b) that is owned thereby), free and clear of all Liens other than Permitted Liens. Company or a Subsidiary has good and valid title to the leasehold estates in all Real Property and Personal Property leased thereby (including any other personal property not listed on Schedule 3.11(b) that is leased thereby), free and clear of all Liens other than Permitted Liens.

(e)           Neither Company nor any Subsidiary has subleased or granted any right to use or occupy all or any portion of any Real Property or any Personal Property to a third party. Neither Company nor any Subsidiary has collaterally assigned or granted a security interest in any lease of Real Property or Personal Property.

(f)            With respect to each owned Real Property, (i) there are no outstanding options, rights of first offer or rights of first refusal to purchase any such Real Property or any portion thereof or interest therein, and (ii) there is no condemnation or other proceeding in eminent domain, pending or to Company’s knowledge, threatened, affecting such Real Property or any portion thereof or interest therein.

(g)           The Real Property and the Personal Property and any other personal property not listed on Schedule 3.11(b) is in normal repair and operating condition, ordinary wear and tear excepted.

SECTION 3.12.                                                 Material Contracts

(a)           Schedule 3.12 lists, other than purchase and sale orders entered into in the ordinary course of business and contracts and agreements that are no longer in force, (i) each contract to which Company or any Subsidiary is a party that involves, in accordance with its terms, future payments or receipts by Company in excess of $25,000, (ii) each contract to which Company or any Subsidiary is a party that has not been fully performed and is not terminable by Company or such Subsidiary at will or by giving notice of 60 days or less (iii) each agreement for the sale, license or development of Intellectual Property, (iv) each credit agreement, security agreement and instrument relating to Indebtedness to which Company or any Subsidiary is a party or through which Company or any Subsidiary guarantees any Indebtedness, (v) each lease of any portion of the Real Property and each lease, license or contract of sale to which the Personal Property is subject, (vi) each employment or consulting agreement to which Company or any Subsidiary is a party, (vii) each contract involving a distributor, sales representative, broker or advertising arrangement which has aggregate future liability pursuant to its terms to any Person (other than Company or any Subsidiary) in excess of $25,000, (viii) each contract providing for the purchase by Company or any Subsidiary of materials, supplies, merchandise or equipment in excess of $25,000, (ix) each contract with a covenant not to compete, exclusive dealing or other covenant restricting the development, manufacture, line of business, marketing or distribution of the products and services of Company or any Subsidiary, (x) each confidentiality, standstill or similar agreement, (xi) each contract not made in the ordinary course of business, (xii) each collective bargaining arrangement or other contract with any labor organization, union or association, (xiii) each contract providing for indemnification of any Person with respect to material liabilities relating to any current or former business of Company, a Subsidiary or any predecessor Person, (xiv) each agreement (other than this Agreement) with (A) any Shareholder or any affiliate of any Shareholder (other than Company or any Subsidiary) or (B) any current or former officer, director or employee of Company, a Subsidiary, any Shareholder or any affiliate of any Shareholder (other than employment agreements covered in clause (vi)), including all severance, retention, change in control, termination, loan and indemnification agreements with any current or former officer, director, employee or shareholder, (xv) any contract for any joint venture, partnership or similar arrangements or agreements and (xvi) each other contract, and commitment (whether oral or in writing) that is material to Company and the Subsidiaries and their businesses (collectively, the “Material Contracts”).

(b)           With respect to the Material Contracts, (i) each Material Contract is valid, binding and in full force and effect and enforceable in accordance with its terms against Company and, to Company’s knowledge, the other contracting party (in each case subject to the effect, if any, of (x) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors or (y) general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief)); (ii) neither Company nor any Subsidiary is in material default under or in material violation of any provision of any of the Material Contracts, and no event has occurred that with notice or lapse of time would constitute a material breach or default by Company; (iii) neither Company nor any Subsidiary has received notice of alleged nonperformance or other noncompliance with respect to its obligations under any of the Material Contracts which alleged nonperformance or other noncompliance is currently unresolved, nor any notice that is currently unresolved that any of the Material Contracts may be totally or partially terminated or suspended by any other party thereto; (iv) Company does not have knowledge of any material nonperformance, breach or other noncompliance by any other party to any of the Material Contracts and (v) neither Company nor any Subsidiary has received any notice of the intention of any party to terminate any Material Contract.

(c)           Company has delivered or made available to the Purchaser true and complete copies of each Material Contract, together with all modifications and amendments thereto.

SECTION 3.13.                                                 Employee Benefit Matters

(a)           Schedule 3.13(a) contains a true and complete list of all employee benefit plans (within the meaning of Section 3(3) of ERISA) and all bonus, stock option, stock purchase, restricted stock, equity or equity-based, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, retention, termination or other compensation or benefit plans, programs, policies or arrangements, and all employment, termination, severance, consulting, bonus, incentive, deferred compensation, equity or equity-based compensation, change in control, retention or other contracts or agreements, in each case with respect to which Company or any Subsidiary or any Person or entity that, together with Company, is treated as a single employer under Section 414 of the Internal Revenue Code (each, a “Commonly Controlled Entity”) has any obligation or which are maintained, contributed to or sponsored or required to be maintained or contributed to by Company or any Subsidiary or any Commonly Controlled Entity for the benefit of any current or former employee, independent contractor, officer or director of Company or any Subsidiary (the “Plans”). Company has previously made available to the Purchaser a true and complete copy of each Plan (or, in the case of any unwritten Plan, a description) as currently in effect, and a true and complete copy of each of the following documents, to the extent applicable, prepared in connection with each such Plan:  (i) a copy of each trust, insurance, annuity or other funding arrangement, (ii) the two most recent annual reports on Internal Revenue Service Form 5500 required to be filed, (iii) the most recently received Internal Revenue Service determination letter, and (iv) the most recently prepared actuarial or other valuation report and financial statement. Neither Company nor any Subsidiary has any express or implied commitment to modify, change or terminate any Plan, other than with respect to any modification, change or termination required by ERISA or the Internal Revenue Code.

(b)           None of the Plans (i) is a multiemployer plan, within the meaning of Section 3(37) or 4001(a)(3) of ERISA (a “Multiemployer Plan”), or a single-employer pension plan, within the meaning of Section 4001(a)(15) of ERISA, for which Company or any Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”) or (ii) provides or promises to provide retiree, health, medical or life insurance benefits, other than to the extent required by Section 4980B(f) of the Internal Revenue Code and Sections 601 through 609 of ERISA. Neither Company nor any Subsidiary is a participant in or has ever contributed to a Multiple Employer Plan.

(c)           None of Company, any Subsidiary or any Commonly Controlled Entity has sponsored, maintained, contributed to or been required to maintain or contribute to, or has any actual or contingent liability under, any Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Internal Revenue Code or is otherwise a defined benefit plan. With respect to each Plan, neither Company nor any Subsidiary is currently liable for any material Tax arising under Section 4971, 4972, 4975, 4979, 4980 or 4980B of the Internal Revenue Code, and no fact or event exists which could reasonably be expected to give rise to any such liability. Neither Company nor any Subsidiary has incurred any material liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including any liability in connection with (i) termination or reorganization of any employee pension benefit plan subject to Title IV of ERISA or (ii) withdrawal from any Multiemployer Plan or Multiple Employer Plan. None of the assets of Company or any Subsidiary is the subject of any Lien arising under Section 302(f) of ERISA or Section 412(n) of the Internal Revenue Code and neither Company nor any Subsidiary has been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Internal Revenue Code with respect to any Plan, and to Company’s knowledge, no fact or event exists which could reasonably be expected to give rise to any such Lien or requirement to post any such security.

(d)           Each Plan (and any related trust or other funding vehicle) has been operated in all material respects in accordance with, and is in compliance in all material respects with, its terms and the requirements of applicable laws, including ERISA and the Internal Revenue Code. Each of Company and the Subsidiaries is in compliance in all material respects with all laws applicable to Plans, including ERISA and the Internal Revenue Code. No Plan has incurred an “accumulated funding deficiency” (within the meaning of Section 302 of ERISA or Section 412 of the Internal Revenue Code), whether or not waived.

(e)           None of the execution and delivery of this Agreement, the purchase of the Shares or the other transactions contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Closing Date) will (i) entitle any current or former director, officer, employee or independent contractor of Company or any Subsidiary to any compensation or benefits, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other material obligation under any Plan or (iii) result in any breach or violation of or default under, or limit Company’s right to amend, modify or terminate, any Plan.

(f)            No amount or other entitlement that could be received as a result of the transactions contemplated hereby (alone or in conjunction with any other event) by any “disqualified individual” (as defined in Section 280G(c) of the Internal Revenue Code) with respect to Company will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Internal Revenue Code). No director, officer, employee or independent contractor of Company or any Subsidiary is entitled to receive any gross-up or additional payment by reason of the Tax required by Section 409A or 4999 of the Internal Revenue Code being imposed on such Person.

SECTION 3.14.                                                 Labor Matters

Schedule 3.14 sets forth a list of all employees employed by Company and the Subsidiaries as of the date hereof (the “Employees”). There are no labor controversies pending or, to Company’s knowledge, threatened, between Company or any Subsidiary, on the one hand, and any of the Employees or any former employee of Company or any Subsidiary, on the other hand. Neither Company nor any Subsidiary is engaged in any unfair labor practice and there are not any unfair labor practice charges or complaints against Company or any Subsidiary pending, or, to Company’s knowledge, threatened, before the National Labor Relations Board. There are not any pending, or, to Company’s knowledge, threatened, charges against Company or any Subsidiary or any of their current or former employees before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices and none of Company nor any Subsidiary has received written or oral communication of the intent of any governmental entity responsible for the enforcement of labor or employment laws to conduct an investigation of or affecting Company or any Subsidiary and, to Company’s knowledge, no such investigation is in progress. Neither Company nor any Subsidiary is a party to or bound by any contract, collective bargaining agreement, works council agreement or other labor union contract with any labor or similar organization applicable to any of the Employees; and Company has no knowledge of any labor dispute, union organization attempts, strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any of the Employees.

SECTION 3.15.                                                 Taxes

(a)           (i) Each of Company and the Subsidiaries has timely filed all Tax Returns required to be filed by it on or prior to the date hereof, taking into account any extension of time to file granted to or obtained on behalf thereof; (ii) all such Tax Returns were, at the time they were filed, correct and complete in all material respects; (iii) all Taxes, if any, shown to be payable by Company or any Subsidiary on such Tax Returns have been paid or are supported by adequate reserves reflected on the latest Balance Sheet; and (iv) no deficiency for Taxes has been assessed by a Tax Authority against Company or any Subsidiary.

(b)           The amount of liability of Company and the Subsidiaries for unpaid Taxes for all periods ending on or before the date of the Latest Balance Sheet does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) with respect thereto, as such accruals are reflected on the Latest Balance Sheet.

(c)           Each of Company and the Subsidiaries has timely withheld from and paid over to the proper Tax Authority all amounts required thereof to be so withheld and paid over.

(d)           There are no Liens on any assets of Company or any Subsidiary for unpaid Taxes other than Permitted Liens.

(e)           No audits or other administrative or court proceedings are presently pending with regard to any Taxes for which Company or any Subsidiary may be liable. There are no agreements in effect to extend the time to file any Tax Return or the period of limitations for the assessment or collection of any Taxes for which Company or any Subsidiary may be liable, and no written or unwritten notice of such audit or examination has been received by Company or any Subsidiary. No power of attorney with respect to any Taxes has been executed or filed with any governmental authority by or on behalf of Company or any Subsidiary that currently is in effect.

(f)            Neither Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Internal Revenue Code.

(g)           Neither Company nor any Subsidiary is a party to any Tax allocation, Tax sharing or similar agreement, (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Tax Authority).

(h)           Neither Company nor any Subsidiary shall be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 381 of the Internal Revenue Code or any comparable provision of state, local, or foreign Tax law, or for any other reason.

(i) Schedule 3.15 sets forth (i) each jurisdiction in which Company or any Subsidiary joins or has joined for any taxable period ending after December 31, 2003 in the filing of any consolidated, combined or unitary Tax Return, and (ii) the common parent corporation and the other individual members of the consolidated, combined or unitary group filing such Tax Return.

(j) The Company has made available to Purchaser copies of all state, county, local, municipal or foreign Tax Returns relating to state and local income, franchise, license, excise, net worth, property or sales and use taxes for taxable periods ending after December 31, 2003.

SECTION 3.16.                                                 Insurance

Company and each Subsidiary maintains policies of liability, casualty and other forms of insurance in such amounts, with such deductibles and against such risks and losses as are, in Company’s judgment, reasonable for the business and assets of Company and each Subsidiary. Schedule 3.16 contains a list of all liability, property, accident, casualty, fire, flood, workers’ compensation, keyman, group life or health and other insurance policies and arrangements affecting or relating to Company or the Subsidiaries or their assets or business and Company has provided or made available to the Purchaser true and complete copies of such policies and arrangements. All insurance policies of Company and the Subsidiaries are in full force and effect, all premiums covering all periods up to and including the Closing have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Neither Company nor any Subsidiary has been refused any insurance with respect to their respective assets or operations, nor has their coverage been limited, by any insurance carrier to which they have applied for any such insurance or with which they have carried insurance.

SECTION 3.17.                                                 Brokers; Company Transaction Expenses

(a)           Except for Meridian Capital, LLC, no broker, finder, investment banker or other firm or Person is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Company.

(b)           The Company Transaction Expenses listed on the Closing Certificate under the heading “Company Transaction Expenses,” are the only unpaid costs, fees and expenses (including all legal fees, accounting, tax, investment banking fees and expenses) incurred by Company prior to or upon the Closing relating to the process of the Shareholders selling the Shares to the Purchaser, whether incurred in connection with this Agreement or otherwise.

SECTION 3.18.                                                 Bank Accounts; Power of Attorney; Officers and Directors

Schedule 3.18 sets forth a true and correct list of (i) all the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which Company or any Subsidiary maintains safe deposit boxes or accounts of any nature, (ii) all savings accounts, certificates of deposit and safe deposit boxes of Company or any Subsidiary, (iii) the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto, (iv) all powers of attorney granted by Company and the Subsidiaries and those Persons authorized to act thereunder and (v) all officers and directors of Company and the Subsidiaries.

SECTION 3.19.                                                 Absence of Certain Changes or Events

Since December 31, 2007, there has not been any event, effect, change or development that, individually or in the aggregate, has had, or could reasonably be expected to have a Material Adverse Effect and neither Company nor any Subsidiary has:

(a)           taken any action or entered into or agreed to enter into any transaction, agreement or commitment other than in the ordinary course of business;

(b)           forgiven or canceled any material Indebtedness (individually or in the aggregate) or waived any material claims or rights of material value (including, any Indebtedness owing by any Shareholder, officer, director, employee or affiliate of Company or any Subsidiary);

(c)           (i) granted to any director, officer, employee or independent contractor of Company or any Subsidiary any increase in compensation or benefits, except for increases in base salaries for employees other than officers in the ordinary course of business and consistent with past practice or as required by law, (ii) granted to any director, officer, employee or independent contractor of Company or any Subsidiary any change in control, severance or termination compensation or benefits, (iii) entered into, amended, modified, changed or terminated any Plan except as required by ERISA or the Internal Revenue Code, (iv) taken any action to accelerate the time of payment or vesting of any rights or benefits, or made any material determinations not in the ordinary course of business consistent with past practice, under any Plan or (v) taken any action to fund or otherwise secure the payment of any compensation or benefits under any Plan;

(d)           borrowed or agreed to borrow any funds, or assumed or become subject to, whether directly or by way of guarantee or otherwise, any liabilities or obligations (absolute, accrued or contingent) of any third party or outside the ordinary course of business;

(e)           instituted, or paid, discharged, settled or satisfied any claims, actions, proceedings, liabilities or obligations (absolute, accrued or contingent) other than the payment, discharge or satisfaction in the ordinary course of business of claims, liabilities and obligations reflected or reserved against in the audited consolidated balance sheet of Company dated December 31, 2007 or incurred in the ordinary course of business since December 31, 2007;

(f)            sold, leased, licensed, transferred or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), except the sale of inventory in the ordinary course of business and consistent with past practice;

(g)           made or incurred any single capital expenditure or commitment in excess of $25,000 or made or incurred aggregate capital expenditures in excess of $50,000;

(h)           made any change in any method of accounting or accounting practice or internal control procedure;

(i)            issued any capital stock, other securities or options or other rights to acquire capital stock or other securities, or declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock, or redeemed any other equity interest in Company, purchased or otherwise acquired, directly or indirectly, any shares of capital stock, option, warrant, or right relating thereto or other securities of Company or any Subsidiary convertible into or exchangeable for any shares of capital stock, or otherwise permitted the withdrawal by any of the holders of capital stock of Company or any Subsidiary of any cash or other assets (real, personal or mixed, tangible or intangible), in compensation, indebtedness or otherwise, other than payments of compensation in the ordinary course of business;

(j)            paid, loaned or advanced (other than payment, advance or reimbursement of expenses in the ordinary course of business) any amount to, or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement with, any officers, directors, employees or affiliates of Company or any Subsidiary;

(k)           adjusted, split, combined or reclassified any capital stock;

(l)            permitted, allowed or suffered any assets to become subjected to any Lien of any nature (other than Liens arising under conditional sales contracts for the purchase of goods entered into in the ordinary course of business and consistent with past practice and Permitted Liens);

(m)          accelerated, terminated, materially modified or cancelled any Material Contract;

(n)           made any capital investment in, or any acquisition of the securities or assets of, any other Person (or series of related capital investments and acquisitions);

(o)           delayed or postponed the payment of accounts payable or any other liabilities outside the ordinary course of business and there have not been made any changes in the cash manage policies and practices of Company, including policies and practices with respect to the collection of accounts receivable and the payment of accounts payable;

(p)           experienced any material property damage, destruction or casualty loss or personal injury loss (whether or not covered by insurance) affecting the business or assets of Company or any Subsidiary;

(q)           amended or otherwise changed its Articles of Incorporation or Bylaws or other comparable organizational documents; or

(r)            agreed, whether in writing or otherwise, to take any action described in this Section 3.19.

SECTION 3.20.                                                 Transactions with Related Persons

Since December 31, 2005, neither Company nor any of its Subsidiaries has purchased, leased, licensed or otherwise acquired any property or assets or obtained any services from, sold, leased, licensed or otherwise disposed of any property or assets or provided any services to, entered into or modified in any manner any contract or other commitment with or otherwise engaged in any transactions with or borrowed any money from, or made or forgiven any loan or other advance to, any officer, director or affiliate of Company or any of its Subsidiaries or any Person who has a family relationship (as defined in Item 401(d) of Regulation S-K) with any officer, director or affiliate of Company or any of its Subsidiaries (collectively, “Related Persons”). Except for the ownership of capital stock of Company, no Related Person owns or has any other right (including as licensee) to or interest or investment in any assets or properties of Company and its Subsidiaries.

SECTION 3.21                                                    Inventory

To the Company’s knowledge, the inventory of Company and the Subsidiaries, whether reflected on the Latest Balance Sheet or subsequently acquired, is properly reflected in the books and records of Company at the lesser of cost and fair market value, as determined in accordance with GAAP and past practices of Company. Since the date of the Latest Balance Sheet, there have not been any write-downs of the value of, or establishment of any reserves against, any inventory of Company and the Subsidiaries, except for write-downs and reserves in the ordinary course of business and consistent with past practice.

SECTION 3.22                                                    Customers; Suppliers

(a)           Schedule 3.22(a) sets forth a list of the top 10 largest customers of Company (each a “Top Ten Customer”), on a consolidated basis, for the 2007 fiscal year. Neither Company nor any Subsidiary has any other customer to whom it made more than 5% of Company’s consolidated total sales during the year ended December 31, 2007. Since December 31, 2006, Company and the Subsidiaries have not received any written or oral complaint from any Top Ten Customer concerning product quality, product damage, deliveries or quality of service, nor have they had any material quantity of their products returned by a purchaser thereof, other than complaints and returns in the ordinary course of business.

(b)           Schedule 3.22(b) sets forth a list of the 10 largest suppliers (based on purchases by Company on a consolidated basis) with respect to the 2007 fiscal year and sets forth opposite the name of each such supplier the aggregate purchases by Company and its Subsidiaries from such supplier for such period. Other than as set forth on Schedule 3.22(b), neither Company nor any Subsidiary had any other supplier from whom it purchased more than 5% of the total amount of goods and services which it purchased, on a consolidated basis, during the 2007 fiscal year.

SECTION 3.23                                                    Accounts Receivable

All the accounts receivable of Company and the Subsidiaries (a) represent obligations incurred by the applicable account debtors and (b) have arisen from bona fide transactions in the ordinary course of the business of Company and the Subsidiaries. Since the date of the Latest Balance Sheet, there have not been any write-offs as uncollectible of any customer accounts receivable of Company and the Subsidiaries, except for write-offs in the ordinary course of business and consistent with past practice.

SECTION 3.24.                                                 Product Warranties

Schedule 3.24 sets forth express warranties currently made by Company and the Subsidiaries with respect to their respective products and current policies with respect to returns of products in the conduct of their business. Neither Company nor any Subsidiary has made any express warranties in connection with the sale of their products other than the warranties set forth on Schedule 3.24. The products manufactured, sold, leased or delivered by Company or any of the Subsidiaries, taken as a whole, have been in conformity in all material respects with applicable contractual commitments and express and implied warranties, and there are no outstanding or, to Company’s knowledge, threatened claims for the replacement or repair of a material amount of Company products, subject to any reserves for product warranty claims reflected in the Latest Balance Sheet.

SECTION 3.25.                                                 Limitation to Representations

Company shall not be deemed to have made to Parent or the Purchaser any representations or warranties other than as expressly made by Company in this Agreement. Without limiting the generality of the foregoing, and notwithstanding any representations and warranties made by Company in this Article III or otherwise, Company makes no representation or warranty to Parent or the Purchaser with respect to (a) any projections, estimates, plans or budgets delivered to or made available to Parent or the Purchaser of future revenues, expenses or expenditures or future results of operations or performance of Company or any Subsidiary or their respective businesses, or (b) except as expressly covered by a representation and warranty contained in this Agreement, any other information or documents (financial or otherwise) made available to Parent or the Purchaser or its counsel, accountants or advisors.

ARTICLE IV.                                               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Except as set forth in the corresponding sections or subsections of the Schedule of Exceptions (it being understood that items set forth in one particular section or subsection of the Schedule of Exceptions may apply to and/or qualify disclosures made in one or more other sections or subsection to the extent that it is reasonably apparent on its face that such disclosures apply to or qualify other disclosures, and that the Schedule of Exceptions may include specific cross-references to particular items in other sections or subsections of the Schedule of Exceptions), each Shareholder hereby, severally and not jointly, makes the following representations and warranties to the Purchaser:

SECTION 4.1.                                                        Organization

If such Shareholder is a Trust, that such Shareholder is a trust duly formed and validly existing under the laws of its jurisdiction of formation, pursuant to a declaration of trust or similar trust formation document (a “Declaration of Trust”) currently in effect.

SECTION 4.2.                                                        Ownership of the Shares

Such Shareholder owns and has good and valid title to the number of Shares set forth opposite such Shareholder’s name on Schedule 2.1, free and clear of all Liens, restrictions on sale, transfer dividend rights, disposition or voting (other than restrictions imposed by applicable securities laws), preemptive rights, options or other rights to purchase, except as created pursuant to this Agreement. Such Shareholder is not a party or subject to any existing agreement or understanding that affects or relates to the voting or giving of written consents with respect to the Shares of such Shareholder and no proxies with respect to such Shares have been granted by such Shareholder. Assuming the Purchaser has the requisite power and authority to be the lawful owner of the Shares of such Shareholder, upon delivery to the Purchaser at the Closing of certificates representing such Shares, duly endorsed by such Shareholder for transfer to the Purchaser, and upon the Shareholders Representatives’ receipt of the Purchase Price allocable to such Shareholder, good and valid title to such Shares will pass to the Purchaser, free and clear of any Liens, other than those arising from acts of Purchaser or its affiliates. No stock transfer taxes are due as a result of such purchase and sale of such Shares.

SECTION 4.3.                                                        Authorization; Binding Effect

(i) Such Shareholder and, if such Shareholder is also acting as the Shareholders’ Representative, the Shareholders’ Representative has the legal capacity and authority to execute this Agreement and the Transaction Documents to which such Shareholder is a party and to consummate the transactions contemplated hereby and thereby, (ii) if such Shareholder is a Trust, the Persons executing this Agreement and the other Transaction Documents on behalf of such Trust constitute all the Trustees of such Trust and are authorized to act on behalf of such Trust and (iii) if such Shareholder is a Trust, each Trustee of such Trust has the legal capacity and authority, including the requisite power and authority under the applicable Declaration of Trust, and is competent to execute and deliver this Agreement and the other Transaction Documents to which such Trust is a party on behalf of such Trust in his or her capacity as a Trustee of such Trust and to perform his or her obligations hereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by such Shareholder of this Agreement and the Transaction Documents to which such Shareholder is a party, the performance by such Shareholder of such Shareholder’s obligations hereunder and thereunder and the consummation by such Shareholder of the transactions contemplated hereby and thereby have been duly authorized by all requisite action, if any, on the part of such Shareholder. Each Transaction Document to which such Shareholder is a party has been duly executed and delivered by such Shareholder, and (assuming due authorization, execution and delivery by the other parties) constitutes a legal, valid and binding obligation of such Shareholder enforceable against such Shareholder in accordance with its terms, in each case subject to the effect, if any, of (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors or (ii) general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief). If such Shareholder is married and the Shares set forth opposite such Shareholder’s name on Schedule 2.1 constitute community property under applicable laws, this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of such Shareholder’s spouse.

SECTION 4.4.                                                        No Conflict

The execution, delivery and performance by such Shareholder of this Agreement and the Transaction Documents to which such Shareholder is a party, and the consummation of the transactions contemplated hereby and thereby, do not (a) conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to such Shareholder or by which any of such Shareholder’s assets or properties are bound or any applicable Declaration of Trust, or (b) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give rise to any rights of termination, amendment, acceleration or cancellation or of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien on any of the Shares owned by such Shareholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, sublease, license, permit, franchise loan, instrument, understanding, deed of trust, purchase order, sales order, joint venture or other instrument or agreement of any kind (written or oral) relating to such assets or properties to which such Shareholder is a party or by which any of such Shares are bound or affected.

SECTION 4.5.                                                        Consents and Approvals

The execution, delivery and performance by such Shareholder of this Agreement and the Transaction Documents to which such Shareholder is a party do not require any consent, approval, exemption, authorization or other action by, or registration, declaration or filing with or notification to, any Federal, state, local or foreign government or any court, administrative agency or other governmental or regulatory authority or instrumentality, domestic or foreign, any trustee, trust advisor or any beneficiary of any Trust or any third party, or other third party, except as may be necessary as a result of any facts or circumstances relating solely to the Purchaser’s (as opposed to any third party’s) participation in the transactions contemplated hereby and by the other Transaction Documents. No consent, approval, waiver or other action by any Person, including any trustee, trust advisor or any beneficiary of any Trust, is required or necessary for the execution, delivery and performance by such Shareholders of this Agreement or any other Transaction Document to which such Shareholder is a party or the consummation by such Shareholder of the transactions contemplated hereby or thereby.

SECTION 4.6.                                                        Litigation

No claim, suit, proceeding, investigation or other action is pending or, to such Shareholder’s knowledge, threatened against or relating to such Shareholder, and such Shareholder is not subject to any order, writ, judgment, injunction, decree, determination or award. To such Shareholder’s knowledge, no claim, suit, proceeding, investigation or other action is pending or threatened, which questions the validity of this Agreement or any of the Transaction Documents or prohibits or restricts any action taken or to be taken by such Shareholder hereunder or thereunder (and such Shareholder is not aware of any basis for any such suit, proceeding, investigation or other action).

SECTION 4.7.                                                        Brokers

No broker, finder, investment banker or other firm or Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by such Shareholder.

SECTION 4.8.                                                        Limitation to Representations

No Shareholder shall be deemed to have made to Parent or the Purchaser any representation or warranty other than as expressly made by such Shareholder in this Agreement. Without limiting the generality of the foregoing, and notwithstanding any representations and warranties made by the Shareholders in this Article IV or otherwise, no Shareholder makes any representation or warranty to Parent or the Purchaser with respect to (a) any projections, estimates, plans or budgets delivered to or made available to Parent or the Purchaser of future revenues, expenses or expenditures or future results of operations or performance of Company or any Subsidiary or their respective businesses, or (b) except as expressly covered by a representation and warranty of such Shareholder contained in this Agreement, any other information or documents (financial or otherwise) made available to Parent, the Purchaser or their counsel, accountants or advisors.

ARTICLE V.                                                   REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Each of Parent and the Purchaser represents and warrants to Company and each of the Shareholders as follows:

SECTION 5.1.                                                        Incorporation and Authority of the Purchaser

Each of Parent and the Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Parent and the Purchaser of this Agreement and the Transaction Documents to which Parent and/or the Purchaser is a party, the performance of their respective obligations hereunder and thereunder and the consummation by them of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Parent and the Purchaser. Each Transaction Document to which Parent or the Purchaser is a party has been duly executed and delivered thereby, and (assuming due authorization, execution and delivery by the other parties) constitutes a legal, valid and binding obligation thereof, enforceable against Parent or the Purchaser, as applicable in accordance with its terms, in each case subject to the effect, if any, of (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors or (ii) general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief).

SECTION 5.2.      No Conflict

The execution, delivery and performance by Parent and the Purchaser of this Agreement and the Transaction Documents to which Parent and/or the Purchaser is a party, and the consummation of the transactions contemplated hereby and thereby, do not (a) conflict with or violate any provision of the Certificate or Articles of Incorporation or bylaws (or similar documents) of Parent or the Purchaser or by which any of their respective assets or properties are bound, (b) conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to Parent or the Purchaser, or (c) except as could not reasonably be expected to have a material adverse effect on the ability of Parent or the Purchaser to perform their obligations under this Agreement and such Transaction Documents, result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give rise to any rights of termination, amendment, acceleration or cancellation of, any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien the assets or properties of Parent or the Purchaser under, any provision of note, bond, mortgage, indenture, contract, agreement, lease, sublease, license, permit, franchise loan, instrument, understanding, deed of trust, purchase order, sales order, joint venture or other instrument or agreement of any kind (written or oral) to which Parent or the Purchaser is a party or by which any of their respective assets or properties are bound or affected.

SECTION 5.3.      Consents and Approvals

The execution, delivery and performance by Parent and the Purchaser of this Agreement and the Transaction Documents to which Parent and/or the Purchaser is a party and the ownership by the Purchase of Company do not require any consent, approval, exemption, authorization or other action by, or registration, declaration or filing with or notification to, any Federal, state, local or foreign government or any court, administrative agency or other governmental or regulatory authority or instrumentality, domestic or foreign or other third party, except (a) where failure to obtain such consent, approval, exemption, authorization or action, or to make such filing or notification would not prevent Parent or the Purchaser from performing any of their respective material obligations under this Agreement and such Transaction Documents, and (b) as may be necessary as a result of any facts or circumstances relating solely to the participation of Company (as opposed to any third party), the Subsidiaries or the Shareholders (as opposed to any third party) in the transactions contemplated hereby and by the other Transaction Documents.

SECTION 5.4.      Litigation

No claim, suit, proceeding, investigation or other action is pending or, to Parent’s knowledge, threatened against, relating to or affecting Parent or the Purchaser, that questions the validity of this Agreement or any of the Transaction Documents to which Parent and/or the Purchaser is a party or any action taken or to be taken by Parent or the Purchaser hereunder or thereunder (and Parent is not aware of any basis for any such suit, proceeding, investigation or other action), and neither Parent nor the Purchaser is subject to any order, writ, judgment, injunction, decree, determination or award that prohibits or restricts any action taken or to be taken by it pursuant to this Agreement or any such Transaction Document.

SECTION 5.5.      Brokers

No broker, finder, investment banker or other firm or Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Parent or the Purchaser.

ARTICLE VI.        ADDITIONAL AGREEMENTS

SECTION 6.1.      Access to Information; Confidentiality

In order to facilitate the resolution of any claims made by or against or incurred by Company, Subsidiary or the Shareholders with respect to the period prior to the Closing, after the Closing, upon reasonable notice, Parent and the Purchaser shall (a) afford the Shareholders, their auditors, counsel and other authorized agents and representatives reasonable access, during normal business hours and upon reasonable notice, to the books and records of Company, the Subsidiaries and their businesses with respect to the periods prior to the Closing and to applicable personnel, (b) furnish to the Shareholders and their authorized agents and representatives such additional financial and other information regarding Company, the Subsidiaries and their businesses with respect to the periods prior to the Closing as the Shareholders may from time to time reasonably request; provided, however, that the Purchaser shall not have any obligation to furnish (A) proprietary or confidential information of its customer or supplier which the Purchaser possesses, (B) information the disclosure of which is legally or contractually prohibited (provided that Parent and the Purchaser shall use commercially reasonable efforts to have such provision waived) and (C) such portions of documents or information which are subject to attorney-client privilege and the provisions of which, as determined by the Purchaser’s counsel, may eliminate the privilege pertaining to such documents.  The Shareholders and their authorized agents and representatives shall keep confidential and not disclose any information learned as a result of any examination conducted pursuant to this Section 6.1 to any other Person without the prior consent of the Purchaser unless (i) the disclosure is in response to a legal, regulatory requirement, order, subpoena or request or inquiry of a governmental authority, in which case the Shareholders shall take reasonable steps to safeguard the confidentiality of such information, (ii) the disclosure is required to facilitate the investigation, litigation and disposition of any claims that may have been or may be made by or against any party or its affiliates or (iii) the information otherwise is readily ascertainable from public or published information, or trade sources (without violation of the foregoing provisions of this sentence).  The Shareholders shall reimburse the Purchaser for reasonable out-of-pocket costs and expenses incurred in assisting the Shareholders pursuant to this Section 6.1.  The Purchaser shall not be required by this Section 6.1 to take any action that would unreasonably interfere with any of the businesses or operations of Parent, the Purchaser, Company or any Subsidiary.

SECTION 6.2.      Taxes

(a)           Any and all sales, transfer, stamp and similar Taxes, levies, charges and fees incurred as a result of the transfers of the Common Stock contemplated by this Agreement shall be shared equally by Shareholders and the Purchaser.

(b)           The Purchaser, at its cost and expense, shall be responsible for making or causing to be made all proper and timely filings of all Tax Returns required to be filed by Company or any Subsidiary after the Closing Date.  With respect to Tax Returns for periods that end on the Closing Date, and Tax Returns that include but do not end on the Closing Date, such Tax Returns shall be prepared and filed in a manner consistent with past practice of Company or such Subsidiary, except as required by applicable law.  The Purchaser shall permit the Shareholders’ Representative to review and comment on each Tax Return described in the preceding sentence, no later than 30 days prior to the filing of such Tax Return.  The Purchaser shall not file or permit to be filed any such Tax Return without the Shareholders’ Representative’s written consent, which consent shall not be unreasonably withheld or delayed.  If applicable, the Federal income Tax Return of Company and any Subsidiary for the taxable period that ends on the Closing Date shall be prepared in accordance with Treasury Regulations Section 1.1502-76; provided, however, that no election shall be made under Treasury Regulations Section 1.1502-76(b)(2)(ii)(D).  To the extent applicable, any state or local income Tax Returns of Company and any Subsidiary shall be prepared in accordance with comparable provisions of state or local law.  Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that any and all deductions attributable to bonuses paid or payable to employees, agents and consultants of Company and the Subsidiaries, and any other losses, deductions or other items, triggered prior to or in connection with the transactions expressly contemplated by this Agreement shall be allocable for Tax purposes to the Pre-Closing Tax Period, as defined below.

(c)           Any state Tax refunds that are received by Parent or the Purchaser and any amount credited against Taxes to which Parent or the Purchaser or any of their affiliates become entitled during a period of 12 months after the Closing Date and that relate to state Taxes of Company or any Subsidiary for taxable periods or portions thereof that end on or before the Closing Date (“Pre-Closing Tax Period”) shall be for the account of the Shareholders, but only if and to the extent such state Taxes were actually paid by the Company or Shareholders during the Pre-Closing Tax Period (or such Taxes were Taxes for which the Shareholders have previously indemnified the Purchaser Indemnitees pursuant to Section 7.3(a)) and such refund or credit is not attributable to Taxes paid by the Parent or Purchaser after Closing.  Parent and the Purchaser shall pay over or cause to be paid over to the Shareholders’ Representative, for the benefit of the Shareholders, any such refund or the amount of any such credit within 10 days after receipt or entitlement thereto.

(d)           The parties to this Agreement shall cooperate fully, as and to the extent reasonably requested by another party, in connection with the filing of Tax Returns pursuant to this Section 6.2 and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon such other party’s request) the provision of records and information that are reasonably relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder.  Parent, the Purchaser and Company agree (i) to retain all books and records with respect to Tax matters pertinent to Company and the Subsidiaries relating to any Pre-Closing Tax Period until the expiration of the statute of limitations of the respective taxable periods (after giving effect to any extensions or waivers thereof), plus 30 days, and to abide by all record-retention agreements entered into with any Tax Authority, and (ii) to give the Shareholders’ Representative reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Shareholders’ Representative so requests, Parent, the Purchaser and Company shall allow the Shareholders’ Representative to take possession of such books and records.

(e)           Parent, the Purchaser and the Shareholders agree, upon request, to use reasonable efforts to obtain any certificate or other document from any governmental body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed and for which the Shareholders may be liable.

SECTION 6.3.      Agreement Not To Compete

(a)           Each Shareholder understands that the Purchaser shall be entitled to protect and preserve the going concern value of the business of Company and its Subsidiaries to the extent permitted by law and that the Purchaser would not have entered into this Agreement absent the provisions of this Section 6.3 and, therefore, for a period of three years from the Closing, each Shareholder shall not, and shall cause each of its affiliates not to, directly or indirectly:

(i)            engage in activities or businesses, or establish any new businesses, that are substantially in competition with the business and operations of Company and the Subsidiaries as of the date hereof (“Competitive Activities”), including (A) manufacturing or selling goods or services of the type sold by Company or any Subsidiary as of the date hereof, except that if any goods or services were not sold by Company or any Subsidiary during the period of time prior to the Closing and are not sold by Company and the Subsidiaries at the time of the Closing (collectively, “Permitted Goods and Services”), any Shareholder may sell any Permitted Goods and Services, (B) knowingly soliciting any customer or prospective customer of Company or any Subsidiary to purchase any goods or services sold by Company or any Subsidiary as of the date hereof, other than Permitted Goods and Services, from anyone other than Company, any Subsidiary, Purchaser and its affiliates, (C) owning, directly or indirectly, an economic interest in any business engaged in Competitive Activities and (D) assisting any Person in any way to do, or attempt to do, anything prohibited by clause (A), (B) or (C) above; and

(ii)           (A) solicit, recruit or hire any employee of Company and the Subsidiaries employed as of the date hereof or any Person who has worked for Company and the Subsidiaries after the date hereof (unless his or her employment has been terminated by Company, any Subsidiary, Purchaser or any affiliate), (B) solicit or encourage any employee of Company and the Subsidiaries to leave the employment of Company and the Subsidiaries and (C) except as otherwise expressly permitted by this Agreement, disclose or furnish to anyone any confidential information relating to Company and the Subsidiaries or otherwise using such confidential information for its own benefit or the benefit of any other Person.

(b)           Section 6.3(a) shall be deemed not breached as a result of (i) the ownership by any Shareholder or any of its affiliates of: (A) less than an aggregate of 5% of any class of stock of a Person engaged, directly or indirectly, in Competitive Activities; provided, however, that such stock is listed on a national securities exchange; (B) less than 10% in value of any instrument of Indebtedness of a Person engaged, directly or indirectly, in Competitive Activities; or (C) a Person that engages, directly or indirectly, in Competitive Activities if such Competitive Activities account for less than 10% of such Person’s consolidated annual revenues or (ii) Russ German’s employment by Company, the Purchaser or any affiliate.

(c)           Notwithstanding any other provision of this Agreement, it is understood and agreed that the remedy of indemnity payments pursuant to Article VII and other remedies at law would be inadequate in the case of any breach of the covenants contained in this Section 6.3.  The Purchaser shall be entitled to equitable relief, including the remedy of specific performance, with respect to any breach or attempted breach of such covenants.

SECTION 6.4.      Post-Closing Action

From and after the Closing, each of Parent and the Purchaser agrees (a) not to recommend, propose or initiate, directly or indirectly, any action to rescind the transaction contemplated by this Agreement and (b) not to consent to, and to use its commercially reasonable best efforts to take all actions necessary to avoid, the remedy of rescission in any settlement negotiation or judicial action in connection with the transaction contemplated by this Agreement that is brought or threatened by any U.S. or foreign Person or agency to enforce anti-trust or comparable laws of any jurisdiction (any such negotiation or judicial action being an “Action”).  Upon becoming aware of any such pending or threatened Action, Parent shall promptly provide notice thereof to the Shareholders’ Representative and, during the pendency of such Action, Parent shall consult with the Shareholders’ Representative in responding to such Action and consider the views of the Shareholders’ Representative with respect to such response; provided, however, that the Purchaser may, in its sole discretion but subject to the terms of this Agreement, respond to any such Action in any manner it deems appropriate.

SECTION 6.5       Employees

(a)           Parent and the Purchaser shall for a period of not less than one (1) year following the Closing continue to provide or cause to be provided such plans, programs, agreements or arrangements on behalf of the employees of Company immediately prior to the Closing who remain employed with Company, Purchaser, Parent or their affiliates after the closing (the “Company Employees”), so as to provide, in the aggregate, employee benefits that are substantially equivalent to the benefits provided to other similarly situated employees of Parent or the Purchaser.

(b)           Parent and the Purchaser shall give (or cause to be given) the Company Employees full credit for purposes of eligibility, vesting and benefit accrual (except for purposes of benefit accrual prior to the Closing under defined benefit plans) under any employee benefit plans or arrangements maintained by Parent or the Purchaser for such Company Employees’ service with Company to the same extent recognized by Company immediately prior to the Closing.  Parent and the Purchaser shall (i) waive (or cause to be waived) all limitations as to preexisting conditions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees under any welfare plan that such employees may be eligible to participate in after the Closing, other than limitations on waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing under any welfare plan maintained for the Company Employees immediately prior the Closing and (ii) provide (or cause to be provided to) each Company Employee with credit for any co-payments and deductibles paid prior to the Closing to satisfy any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Closing to the same extent as if those deductibles or co-payments had been paid under the welfare plans for which such employees are eligible after the Closing.

(c)           Parent or any of its affiliates shall provide each Company Employee who has been employed by Company for at least 30 days immediately prior to the Closing Date and whose employment is terminated during the one-year period beginning on and immediately following the Closing Date by Parent or its affiliates for reasons other than cause (as determined by Parent and its affiliates in their sole discretion consistent with Purchaser’s past practices) with a lump-sum severance payment in an amount determined pursuant to the schedule set forth on Schedule 6.5(c), subject to such Company Employee’s execution of a release of claims that is satisfactory to Parent and its affiliates.  Each Company Employee will have the limited right to ensure that a severance plan that includes the amounts in Schedule 6.5(c) is maintained by Parent or any of its affiliates, but no Company Employee will have any other rights regarding the severance plan pursuant to this Section 6.5(c).

(d)           No provision of this Section 6.5 shall be deemed to amend any Plan or any employee benefit plan or arrangement maintained by Parent or its affiliates (including Company).  Except as expressly authorized in Section 6.5(c), no provision of this Section 6.5 shall create any third-party beneficiary rights in any Company Employee or other Person (including without limitation any heir, beneficiary, executor, administrator or representative of a Company Employee or any other Person claiming through a Company Employee) or Company with respect to employment or any term or condition thereof.

SECTION 6.6       Environmental Insurance Policy

The parties agree that (a) Company and its affiliates shall be entitled to the first $1,000,000 of any amounts actually recovered by Parent, the Purchaser, the Company or any affiliate of the foregoing under Coverage K and Coverage L of the Environmental Insurance Policy, after deducting all of Parent’s, the Purchaser’s and Company’s out-of-pocket costs incurred after the Closing in seeking recoveries under the Environmental Insurance Policy and any premiums paid after the Closing (“Recovery Costs”) with respect to existing coverage under the policy (such net amount being referred to herein as the “Net Recovery Amount”) and (b) until such parties receive such Net Recovery Amount, any claim made under the Environmental Insurance Policy shall be made solely at the discretion of, and controlled and directed solely by, Parent, the Purchaser and the Company.  The parties further agree that after Company and its affiliates have received the Net Recovery Amount as described above, (a) the Shareholders shall be (i) entitled to any additional recoveries under Coverage K and Coverage L of the Environmental

Insurance Policy (provided that in no case shall the Shareholders be entitled to recoveries in excess of $1,000,000 less any Recovery Costs) and (ii) responsible for their own costs of seeking such recoveries and for all of Parent’s, the Purchaser’s and Company’s out-of-pocket costs incurred, at the Shareholders’ reasonable request, in seeking such additional recoveries under the Environmental Insurance Policy and (b) Parent, the Purchaser and Company shall reasonably cooperate with the Shareholders or their agent in bringing any claims under the policy seeking such additional recoveries; provided that neither Parent, the Purchaser nor the Company shall be required to bring any suit to enforce rights or recover any costs under the Environmental Insurance Policy. The parties agree that any recoveries under the Environmental Insurance Policy that are paid to the Shareholders shall be deemed an adjustment to the Purchase Price.  Parent shall promptly provide to the Shareholders’ Representative copies of all claims submitted to the insurer in connection with the Environmental Insurance Policy together with notice of any recoveries thereunder.

ARTICLE VII.      INDEMNIFICATION

SECTION 7.1.      Survival

Subject to the limitations and other provisions of this Agreement, the representations and warranties of the parties contained in this Agreement and the Transaction Documents shall survive the Closing and remain in full force and effect, regardless of any investigation made by or on behalf of any party hereto, for a period of 12 months after the Closing Date; provided, however, that (i) the representations and warranties in Sections 3.2(a) (Capital Stock of Company; Ownership of the Shares) and 4.2 (Ownership of the Shares) shall survive until, and shall terminate upon, the expiration of the applicable statute of limitations and (ii) any obligations to indemnify and hold harmless pursuant to this Article VII shall not terminate with respect to any item as to which the Person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim pursuant to this Article VII to the Indemnifying Parties.  The covenants and agreements of the parties contained in this Agreement that by their terms extend beyond the Closing Date shall not terminate until all obligations with respect thereto have been performed or satisfied or shall have expired or been terminated in accordance with their terms.

SECTION 7.2.      Indemnification by the Purchaser

(a)           Parent and the Purchaser agree, subject to the other terms and conditions of this Agreement and without gross-up for Taxes, jointly and severally to indemnify the Shareholders against and hold the Shareholders harmless from any and all liabilities, losses, claims, costs, expenses (including reasonable attorneys’ fees) of and damages (collectively, “Losses”) incurred or suffered by the Shareholders, to the extent arising out of or with respect to the breach of any representation, warranty, covenant or agreement of Parent or the Purchaser in this Agreement and the Transaction Documents (it being agreed and acknowledged by the parties that for the sole purpose of determining Losses (and not for determining whether or not any breaches of representations or warranties have occurred) pursuant to this clause, the representations and warranties of Parent or the Purchaser in this Agreement shall not be deemed qualified by any references herein to materiality generally or to whether or not any such breach results or may result in a Material Adverse Effect).  Payments by Parent or the Purchaser pursuant to this Section 7.2(a) shall be limited to the amount of any Loss that remains after deducting therefrom any amounts actually recovered by or on behalf of the Shareholders under insurance policies with respect to such liability or damage, net of actual out-of-pocket expenses incurred in obtaining such amounts, any co-payment, retrospective premium adjustment and increased premiums resulting from such liability or damage.  The Shareholders shall use commercially reasonable efforts to obtain payments under any insurance policies of the Shareholders with respect to any such liability or damage; provided, however, that the Shareholders shall not be required to bring suit against any insurer to enforce rights under any such applicable policies.

(b)           Parent and the Purchaser agree, subject to the other terms and conditions of this Agreement, jointly and severally to indemnify the Shareholders (and, in the event of rescission of the transaction contemplated by this Agreement, Company) against and hold the Shareholders (and, in the event of rescission of the transaction contemplated by this Agreement, Company) harmless from any and all (i) Losses incurred or suffered, directly or indirectly, by any of the Shareholders (and, in the event of rescission of the transaction contemplated by this Agreement, by Company) in connection with any Action or rescission of such transaction (including, for all (A) lost or diminished value of Company in the case of rescission and (B) reasonable out-of-pocket expenses) and (ii) Tax liabilities and payments (net of any Tax credits or recoveries received prior to the third anniversary of such rescission) relating to (A) the sale of the Shares to the Purchaser and the rescission of such sale and (B) if such transaction is rescinded, any indemnification payments for Losses, liabilities and payments described in this Section 7.2(b).  Parent and the Purchaser also agree that the Shareholders may set off any indemnifiable Tax Losses described in this Section 7.2(b) against any amounts owing to Parent or the Purchaser for rescission or otherwise.

SECTION 7.3.      Indemnification by the Shareholders

(a)           Each Shareholder agrees, subject to the other terms and conditions of this Agreement and without gross-up for Taxes, (i) jointly and severally to indemnify the Purchaser, its affiliates (including Company and each Subsidiary) and each of their respective officers, directors, employees, stockholders, agents and representatives (the “Purchaser Indemnitees”) against and hold them harmless from any and all Losses incurred or suffered by such Purchaser Indemnitee arising out of or with respect to (A) the breach of any representation or warranty or (B) any covenant or agreement, in the case of (A) and (B) of Company in this Agreement or the Transaction Documents  (it being agreed and acknowledged by the parties that for the sole purpose of determining Losses (and not for determining whether or not any breaches of representations or warranties have occurred) pursuant to this clause, the representations and warranties of Company or any Shareholders in this Agreement or any Transaction Document shall not be deemed qualified by any references herein to materiality generally or to whether or not any such breach results or may result in a Material Adverse Effect), and (ii) severally but not jointly to indemnify the Purchaser Indemnitees against and hold them harmless from any and all Losses incurred or suffered by the Purchaser Indemnitees arising out of or with respect to (A) the breach of any representation or warranty or (B) any covenant or agreement, in the case of (A) and (B) of such Shareholder in this Agreement or the Transaction Documents.

(b)           Payments by the Shareholders pursuant to Section 7.3(a) shall be limited to the amount of any liability or damage that remains after deducting therefrom (i) any amounts actually recovered by or on behalf of any Purchaser Indemnitees under insurance policies with respect to such liability or damage, net of actual out-of-pocket expenses incurred in obtaining such amounts, any co-payment, retrospective premium adjustment and increased premiums resulting from such liability or damage, and (ii) any adjustments to the Purchase Price pursuant to Section 2.2(a) with respect to the subject matter in dispute.  Each of Parent and the Purchaser shall use commercially reasonable efforts to obtain payments under any insurance policies of the Company, any of its Subsidiaries, Parent or the Purchaser with respect to any such liability or damage; provided, however, that neither Parent nor the Purchaser shall be required to bring suit against any insurer to enforce rights under any such applicable policies.

(c)           No claim may be made against the Shareholders for indemnification pursuant to Section 7.3(a)(i)(A) or 7.3(a)(ii)(A) with respect to any individual item of Loss, unless all Losses of the Purchaser Indemnitees with respect to Section 7.3(a)(i)(A) and 7.3(a)(ii)(A) shall exceed on a cumulative basis an amount equal to $2,500,000, at which time and thereafter, such Purchaser Indemnitee shall be entitled to indemnification for all such Losses in excess of $2,500,000; provided, however, that any Losses based upon a breach of Section 3.2 (Capital Stock of Company; Ownership of the Shares), Section 3.17 (Brokers; Company Transaction Expenses), Section 4.2 (Ownership of the Shares) or Section 4.3 (Authorization; Binding Effect) shall not be subject to any such limitation.  The aggregate maximum indemnification payable by the Shareholders pursuant to Section 7.3(a)(i)(A) and 7.3(a)(ii)(A), other than for any claims based upon a breach of Section 3.2 (Capital Stock of Company; Ownership of the Shares), Section 4.2 (Ownership of the Shares) or Section 4.3 (Authorization; Binding Effect ), shall be limited to an amount equal to 10% of the Purchase Price.  Notwithstanding the foregoing, in the event of a breach of Section 3.1 (Incorporation and Qualification of Company and its Subsidiaries; Authority), Section 3.2 (Capital Stock of Company; Ownership of the

Shares), Section 4.2 (Ownership of the Shares) or Section 4.3 (Authorization; Binding Effect), each Shareholder’s maximum liability for such breach shall be limited to the Purchase Price proceeds received by such Shareholder.

(d)           Each of Parent and the Purchaser hereby agrees that, to the extent any representation or warranty of Company or any Shareholder in this Agreement or any other Transaction Document is, to the knowledge of Parent or the Purchaser acquired prior to the Closing, untrue or incorrect as of the Closing, then such representation or warranty shall be deemed to be amended as of the Closing to the extent necessary to render it consistent with such knowledge of Parent or the Purchaser and, notwithstanding any other provision of this Agreement or any other Transaction Document, no claim for indemnification may (i) thereafter be asserted on the basis of such inaccuracy or (b) be asserted for any breach of any representation, warranty, covenant or agreement of which breach (or of facts, circumstances or conditions that could reasonably form the basis of such breach) Parent or the Purchaser had knowledge prior to the Closing; provided, however, that this Section 7.3(d) shall not apply with respect to the representations and warranties set forth in Section 3.15(a) and (c).  Company and the Shareholders agree that any disclosure in the Schedule of Exceptions relating to potential liabilities of Company for state Taxes shall be disregarded for purposes of determining whether any representation or warranty has been breached or in determining the amount of any Loss relating to any such breach.

(e)           Any indemnification payments due to the Purchaser for any breach of Section 3.2(b) (Capital Stock of Company; Ownership of Shares) and Section 3.17 (Brokers; Company Transaction Expenses) shall first be made from the Holdback Amount.

(f)            In light of the 12-month survival period provided in Section 7.1, the Trustees shall retain on behalf of the Shareholders, in a separate and distinct account, and will not distribute until the first anniversary of the date of this Agreement, an aggregate amount equal to ten percent (10%) of the Purchase Price.  If as of such anniversary date there exists any unresolved claim described in a claim notice delivered to the Shareholders’ Representative pursuant to Section 7.4(a) or (b) prior to such anniversary date, the Trustees shall, with respect to each such claim, retain and not distribute until such claim is resolved by the applicable parties an aggregate amount equal to the good faith estimate of the indemnifiable Losses relating to such then-outstanding claim, as mutually agreed upon by the Purchaser and the Shareholders’ Representative.

(g)           Notwithstanding anything to the contrary, in no event shall the Shareholders or any of them be liable to any Purchaser Indemnitee with respect to any Third-Party Claim relating to the operation of the business of the Company and/or any of its Subsidiaries prior to the Closing and of which neither the Company nor any

Shareholder had knowledge as of the Closing.  This Section 7.3(g) shall not apply to state Tax matters covered by Section 3.15(a) and (c).

SECTION 7.4.      General Provisions

(a)           Each party entitled to indemnification under this Article VII (an “Indemnified Party”) agrees to give the party or parties bearing the related indemnification obligation hereunder (each an “Indemnifying Party”, which notice in the case of the Shareholders, shall be made to the Shareholders’ Representative on behalf of the applicable Shareholders), written notice (describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action), within 10 days after receipt by such Indemnified Party of written notice of any claim, assertion, event or proceeding by or in respect of a third party (a “Third-Party Claim”); provided, however that the failure of an Indemnified Party to notify the Indemnifying Parties shall relieve the Indemnifying Parties from its obligation to indemnify only to the extent that the Indemnifying Parties are actually prejudiced as a result of such failure.  If a Third-Party Claim is made against an Indemnified Party, the Indemnifying Parties shall have the right to assume, through counsel of their own choosing (and reasonably satisfactory to the Indemnified Party), the defense or settlement of any such Third-Party Claim at their own expense.  If the Indemnifying Parties elect to assume the defense of any such Third-Party Claim, the Indemnified Party may participate in such defense and to employ counsel separate from the counsel employed by the Indemnifying Parties, but in such case the expenses of the Indemnified Party and its counsel shall be paid by the Indemnified Party.  If the Indemnifying Parties choose to defend any Third-Party Claim, the Indemnified Party shall cooperate in the defense and prosecution thereof.  Such cooperation shall include the retention and (upon the Indemnifying Parties’ request) the provision to the Indemnifying Parties of access to its records and personnel reasonably relating to any such Third-Party Claim during normal business hours and on a mutually convenient basis.  If the Indemnifying Parties elect to assume the defense of any such Third-Party Claim, the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Indemnifying Parties consent in writing to such payment (which consent shall not be unreasonably withheld or delayed) or unless the Indemnifying Parties, subject to the last sentence of this Section 7.4(a), withdraw from the defense of such asserted liability, or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Parties is entered against the Indemnified Party for such liability.  If the Indemnifying Parties shall fail to defend or, if after commencing or undertaking any such defense, shall fail to prosecute or shall withdraw from such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, and in such case the expenses of the Indemnified Party and its counsel shall be paid by the Indemnifying Parties.  If the Indemnified Party assumes the defense of any such Third-Party Claim pursuant to this Section 7.4(a) and proposes to settle such Third-Party Claim prior to a final judgment thereon or to forgo any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Parties prompt written notice thereof, and the Indemnifying Parties shall have the right to participate in the settlement or assume or reassume the defense of such Third-Party Claim.

(b)           If any Indemnified Party desires to assert any claim for indemnification provided for under this Article VII other than a claim in respect of, arising out of or involving a Third-Party Claim, such Indemnified Party shall notify the Indemnifying Parties in writing of such claim promptly after becoming aware of the existence of such claim; provided, however, that the failure of an Indemnified Party to notify the Indemnifying Parties shall relieve the Indemnifying Parties from the obligation to indemnify only to the extent that the Indemnifying Parties are actually prejudiced as a result of such failure.  Any such notice shall (taking into account the information then available to the Indemnified Parties), describe in reasonable detail the claim and related Losses incurred by the applicable Indemnified Party (or provide a good faith estimate thereof).  If the Indemnifying Parties do not notify the Indemnified Party within 30 calendar days following their receipt of such notice that the Indemnifying Parties dispute liability to the Indemnified Party (including any dispute made on the basis that the Indemnifying Parties lack sufficient information to assess the validity or amount of the claim), such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Parties hereunder and the Indemnifying Parties shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined.  If the Indemnifying Parties provide, within 30 days after delivery to them of the claim notice from the Indemnified Party, to the Indemnified Party notice of the Indemnifying Parties’ dispute of the claim, the Indemnifying Parties and the Indemnified Party shall attempt to resolve the claim, by mutual agreement, legal action or otherwise.

(c)           Each of the Shareholders, Parent and the Purchaser hereby acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement and the Transaction Documents shall be pursuant to the indemnification provisions set forth in this Article VII, except in the case of fraud or as otherwise expressly provided in Sections 6.1 and 6.3.  In furtherance of the foregoing, each of the Shareholders, Parent and the Purchaser hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from fraud) it may have against any other party hereto arising under or based on any Federal, state or local statute, law, ordinance, rule or regulation (including, any such rights, claims or causes of action arising under or based on common law or otherwise) except pursuant to the express indemnification provisions set forth in this Article VII.

(d)           Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained in this Agreement or any Transaction Document shall give rise to any right on the part of any party hereto, after the consummation of the purchase and sale of the Shares contemplated hereby, to rescind this Agreement or any Transaction Document or any of the transactions contemplated hereby or thereby.

(e)           Subject to the Shareholder’s (or the Company’s) rights to be indemnified for lost or diminished value of the Company under Section 7.2(b), in no event shall any party hereto be liable for any special, indirect, incidental or consequential damages.

(f)            Any amount paid pursuant to this Article VII (other than pursuant to Section 7.2(b)) shall be treated as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by applicable law.

(g)           In no event shall the individuals who serve as trustees of trusts that are Shareholders be personally liable for any breaches of representation, warranties, covenants or agreements set forth in any Transaction Document.

ARTICLE VIII.     GENERAL PROVISIONS

SECTION 8.1.      Expenses

Unless otherwise expressly provided in this Agreement or to the extent the Purchase Price takes into account such costs and expenses pursuant to Section 2.2(a), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, fees and disbursements of counsel, financial advisors, and accountants, shall be paid by the party incurring such costs and expenses.

SECTION 8.2.      Notices

Unless otherwise provided, any notice under this Agreement shall be given in writing and shall be deemed effectively given (a) upon personal delivery to the party to be notified, (b) upon confirmation of receipt by fax by the party to be notified, (c) one business day after deposit with a reputable overnight courier, prepaid for overnight delivery and addressed as set forth in clause (d), or (d) three days after deposit with the U.S. Post Office, postage prepaid, registered or certified with return receipt requested and addressed to the party to be notified at the address indicated for such party below, or at such other address as such party may designate by 10 days’ advance written notice to the other parties given in the foregoing manner.

TO PARENT OR THE PURCHASER:

Blount, Inc.

4909 S.E. International Way

Portland, OR 97222

Facsimile:  (503) 653-4613

Attention:  Calvin E. Jenness

with a copy to:

Blount, Inc.

4909 S.E. International Way

Portland, OR 97222

Facsimile:  (503) 653-4593

Attention:  Richard H. Irving, III

TO THE SHAREHOLDERS’ REPRESENTATIVE:

Jerry A. Parsons

1600 Ridgecrest Drive

Lake Oswego, OR  97034

Facsimile:  (503) 699-1066

and

Richard L. Hawkins

888 SW Fifth Ave., Suite 800

Portland, OR  97204

Facsimile:  (503) 546-4197

with a copy to:

Perkins Coie LLP

1120 NW Couch Street, Tenth Floor

Portland, OR  97209-4128

Facsimile:  (503) 727-2222

Attention:  David Matheson

SECTION 8.3.      Public Announcements

For a period of 30 calendar days following the Closing Date, no party to this Agreement shall issue any press release or make any public disclosure relating to the subject matter of this Agreement without the prior written consent of Parent, on behalf of itself and the Purchaser, or the Shareholders’ Representative, on behalf of the Shareholders (which consent shall not be unreasonably withheld or delayed); provided, however, that if a party is required by law or applicable rules or regulations of any securities exchange or self regulatory authority (including the SEC and NYSE) to make any such disclosure, it must first provide to the other party or parties the content of the proposed disclosure; and, provided, further, that the press release announcing the consummation of the transactions contemplated hereby shall not be subject to the terms of this Section 8.3.

SECTION 8.4.      Interpretation; Exhibits and Schedules

When a reference is made in this Agreement to a Section, Subsection, Exhibit or Schedule (including the Schedule of Exceptions), such reference shall be to a Section or Subsection of, or an Exhibit or Schedule (including the Schedule of Exceptions) to, this Agreement unless otherwise indicated.  The headings contained in this Agreement, in any Schedule (including the Schedule of Exceptions) and in the table of contents to this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All Exhibits and Schedules (including the Schedule of Exceptions) annexed hereto or referred to herein are hereby incorporated in and made part of this Agreement as if set forth in full herein.  Any capitalized term used in any Schedule or Exhibit  but not otherwise defined therein, shall have the meaning ascribed to such term in this Agreement.  Unless the context clearly requires otherwise, whenever the words “include”, “includes”, “including”, “such as”, or terms of similar meaning, are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein”, “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The words “date hereof” shall refer to the date of this Agreement.  The term “or” is not exclusive.  The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.  Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented.  References to a Person are also to its permitted successors and assigns.  Pronouns of one gender shall include all genders.

SECTION 8.5.      Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

SECTION 8.6       Definitive Agreement

This Agreement, the Transaction Documents, and the Schedule of Exceptions thereto supersede the term sheet dated as of February 13, 2008, with respect to the subject matter hereof.

SECTION 8.7.      Assignment

Neither Parent nor the Purchaser may delegate any of their obligations under this Agreement by operation of law or otherwise without the express written consent of the Shareholders’ Representative, on behalf of the Shareholders. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives and permitted assigns.

SECTION 8.8.      No Third-Party Beneficiaries

Except to the extent specified in Section 6.5(c) and as provided in Article VII with respect to Purchaser Indemnitees, this Agreement is for the sole benefit of the parties hereto and their successors, heirs, personal representatives and permitted assigns, and nothing herein, express or implied, is intended to or shall confer on any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 8.9.      Amendment; Waiver

This Agreement may not be amended or modified except by an instrument in writing duly executed by Parent, the Purchaser and the Shareholders’ Representative, on behalf of the Shareholders. Waiver of any term or condition of this Agreement shall only be effective if in writing, duly executed by the party or parties to be bound thereby, and shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

SECTION 8.10.    Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Oregon applicable to contracts executed and to be performed in that state, without regard to the conflicts of law principles of such state.

SECTION 8.11.    Counterparts

This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. To expedite the Closing, the parties acknowledge that Transmitted Copies of this Agreement and the Transaction Documents will be equivalent to original documents until such time as original documents are completely executed and delivered. “Transmitted Copies” means copies that are reproduced or transmitted via photocopy, facsimile or other process of complete and accurate reproduction and transmission.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

BLOUNT INTERNATIONAL, INC.

By:	/s/ James S. Osterman
Name: James S. Osterman
Title: Chairman and Chief Executive Officer

BLOUNT, INC.

By:	/s/ James S. Osterman
Name: James S. Osterman
Title: Chairman and Chief Executive Officer

CARLTON HOLDINGS, INC.

By	/s/ Russell L. German
Name: Russell L. German
Title: President and CEO

SHAREHOLDERS:

RAYMOND R. CARLTON MARITAL TRUST A

By:	/s/ Jerry A. Parsons
Jerry A. Parsons, Co-Trustee

By:	/s/ Richard L. Hawkins
Richard L. Hawkins, Co-Trustee

RAYMOND R. CARLTON MARITAL TRUST B

By:	/s/ Jerry A. Parsons
Jerry A. Parsons, Co-Trustee

By:	/s/ Richard L. Hawkins
Richard L. Hawkins, Co-Trustee

IRREVOCABLE TRUST DATED MARCH 2, 2004, FBO KATHLEEN R. HILLMAN

By:	/s/ Jerry A. Parsons
Jerry A. Parsons, Co-Trustee

By:	/s/ Richard L. Hawkins
Richard L. Hawkins, Co-Trustee

/s/ Russell L. German
RUSSELL L. GERMAN

SHAREHOLDERS’ REPRESENTATIVE

Each of the undersigned agrees to serve as the Shareholders’ Representative in connection with this Agreement, and hereby agrees to act and perform its obligations hereunder:

/s/ Jerry A. Parsons
Name: Jerry A. Parsons

/s/ Richard L. Hawkins
Name: Richard L. Hawkins

Exhibit A

Definitions

As used in this Agreement, the following terms shall have the following meanings. Cross-references to additional terms defined in this Agreement are included at the end of this Exhibit A.

“affiliates” means, with respect to any Person, another Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person.

“Business Day” means any day that is not a Saturday, a Sunday or any other day on which banks generally are required or authorized to be closed in Portland, Oregon.

“Company Licensed Intellectual Property” means all Intellectual Property that is licensed to Company or any of its Subsidiaries by any third party.

“Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by Company or any of its Subsidiaries.

“Company Transaction Expenses” means all (a) unpaid costs, fees and expenses of outside professionals incurred by Company prior to or upon the Closing relating to the process of the Shareholders selling the Shares to the Purchaser, whether incurred in connection with this Agreement or otherwise, including all legal fees, accounting, tax, investment banking fees and expenses, and (b) as set forth on Schedule 3.6 of the Schedule of Exceptions, the “success” bonus payable to Company’s Chief Executive Officer as a result of the transactions contemplated by this Agreement and the pro rated bonuses to Company’s Chief Executive Officer and Chief Financial Officer.

“DISC Amount” means $998,329.10.

“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, investigations, proceedings or written or oral notices of noncompliance or violation by or from any Person alleging liability of whatever kind of nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (y) the presence or Release of, or exposure to, any Hazardous Materials at any location; or (z) the failure to comply with any Environmental Law.

“Environmental Insurance Policy” means the Pollution Legal Liability Select Clean-Up Cost Cap Insurance policy issued to the Company by American International Group (Policy Number PLCC4177828) as in place on the date of this Agreement.

“Environmental Laws” means all Federal, state, local and foreign laws, regulations, decrees, licenses, judgments, orders, legally binding agreements or Environmental Permits issued, promulgated or entered into by or with any governmental entity relating to (a) emissions, discharges, Releases or threatened Releases of Hazardous Substances, (b) the generation, manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances or (c) otherwise relating to the pollution , natural resources, protection of endangered or threatened species, human health or safety or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), solid waste handling treatment or disposal, reclamation or remediation activities.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Hazardous Substances” means (y) any pollutant, toxic substance, asbestos and asbestos-containing materials, hazardous waste, hazardous material, hazardous substance, contaminant, petroleum, petroleum by-product and petroleum-containing materials, chromium in form, radiation and radioactive materials, leaded paints, toxic mold and other harmful biological agents, and polychlorinated biphenyls, urea formaldehyde foam insulation; and (z) any other chemical, material, substance or waste that is prohibited, limited or regulated under any Environmental Law.

“Indebtedness” of any Person means either (a) all obligations of any Person (i) for borrowed money (including the current portion thereof), or (ii) under any reimbursement or other obligations relating to a letter of credit, bankers’ acceptance, note purchase facility or surety bonds, whether or not matured, or (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), or (iv) for the payment of money relating to leases that are required to be classified as a capitalized lease obligation in accordance with GAAP, or (v) for all or any part of the deferred purchase price of property or services (other than trade payables), including any “earnout” or similar payments or any noncompete payments, or (vi) under foreign exchange contract, interest rate or currency swap, hedging or similar agreements, in each case whether contingent or matured, or (vii) under conditional sale or other title retention agreements relating to property acquired by such Person, or (viii) in respect of the deferred purchase price of property or services (excluding accounts payable), or (ix) created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), or (x)  referred to in clauses (i) through (ix) above secured by any Lien on property (including accounts and contract rights) owned by such Person or (b) any liability of others described in the preceding clause (a) that such Person has guaranteed, that is recourse to such Person or any of its assets or that is otherwise its legal liability or that is secured in whole or in part by the assets of such Person. For purposes of this Agreement, Indebtedness includes any and all accrued interest and success fees, prepayment premiums incurred prior to or at the Closing, make-whole premiums incurred prior to or at the Closing or penalties and fees or expenses associated with the prepayment prior to or at the Closing of any Indebtedness.

“Intellectual Property” means trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

“Intellectual Property Registrations” means all patents, registered trademarks, registered copyrights and designs, mask work registrations and applications for each of the foregoing that are registered or filed in the name of Company.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“knowledge” means with reference to (a) any Shareholder, the actual knowledge of such Shareholder, (b) Company, the actual knowledge of Russell L. German, Bryce DuPere and Sandra Tabor, after due inquiry, and (c) Parent or the Purchaser, the actual knowledge of James Osterman, Jim Fawls, Richard Irving, III, Cal Jenness, Dale Johnson and, solely with respect to environmental matters, Jason Smith. “To the knowledge of” or any similar phrase used with respect to, any Person means that such Person has no actual knowledge contrary to the facts or matters so referenced after due inquiry.

“Latest Balance Sheet” means the unaudited balance sheet of Company as of March 31, 2008, attached to this Agreement as Exhibit C.

“Material Adverse Effect” means any event, effect, change or development that, individually or in the aggregate with other events, effects, changes or developments is, or could be reasonably expected to be, material and adverse to the financial condition, business, assets, liabilities (contingent or otherwise), operations or results of operations of Company and the Subsidiaries, taken as a whole; provided, however, that to the extent any event, effect, change or development is caused by or results from any of the following, in each case, it will not be taken into account in determining whether there has been (or could reasonably be expected to be) a Material Adverse Effect:  (A) factors affecting the economy or financial markets as a whole, whether domestic or international (except to the extent the effect thereof is materially disproportionately negative with respect to Company relative to other companies in its industry); (B) factors affecting the forest products, construction, home building or saw chain industries (except to the extent the effect thereof is materially disproportionately negative with respect to Company relative to other companies in its industry); (C) any failure by Company to meet any revenue or earnings predictions prepared by Company; (D) changes in laws, rules or regulations of any governmental entity affecting Company and its Subsidiaries; (E) any change in GAAP by the Financial Accounting Standards Board, the SEC or any other regulatory body; (F) any outbreak or escalation of hostilities, terrorism or war (whether or not declared), or the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis; (G) effects of weather or other meteorological events or natural disasters; or (H) the compliance of any party hereto with the terms of this Agreement.

“Net Debt” means (a) all obligations of Company and the Subsidiaries (including principal and accrued but unpaid interest) for Indebtedness as of 11:59 p.m. (Pacific Time) on the day immediately preceding the Closing Date, less (b) $1,700,000 plus (c) any prepayment penalties relating to Indebtedness which prepayment penalties are paid in connection with the transactions contemplated by this Agreement prior to the Closing.

“NYSE” means the New York Stock Exchange.

“Permitted Liens” means, collectively, (a) Liens for current Taxes, assessments, fees and other charges by governmental authorities that are not due and payable as of the Closing Date; (b) inchoate mechanic’s and materialmen’s Liens for construction in progress and workmen’s, repairmen’s, warehousemen’s and carrier’s Liens arising in the ordinary course of business that are not delinquent; and (c) imperfections of title and Liens the existence of which, individually and in the aggregate, would not reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the conduct of the business as presently conducted.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, trust or other entity.

“Pro Rata Portion” means, with respect to any Shareholder, an amount equal to the product of (a) a fraction, the numerator of which is the number of Shares set forth opposite the name of such Shareholder on Schedule 2.1, and the denominator of which is the total number of all the Shares set forth on Schedule 2.1, multiplied by (b) the applicable dollar amount.

“Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal (including any offsite disposal or arrangement for disposal), discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“SEC” means the Securities and Exchange Commission.

“Subsidiaries” means the subsidiaries of Company listed in Schedule 3.3.

“Tax” means all income, gross receipts, sales, use, employment, franchise, profits, property or other taxes, fees, stamp taxes and duties, assessments or charges of any kind whatsoever, whether payable directly or by withholding (together with any interest and any penalties, additions to tax or additional amounts imposed with respect thereto), imposed by any governmental or taxing authority.

“Tax Authority” shall mean any domestic, foreign, Federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any attachments thereto and any amendment thereof).

“Transaction Documents” means this Agreement and each of the other agreements, certificates, instruments and documents executed or delivered pursuant to the terms of this Agreement.

“Trusts” means each of the following: Raymond R. Carlton Marital Trust A; Raymond R. Carlton Marital Trust B; Irrevocable Trust dated March 2, 2004 FBO Kathleen R. Hillman.

“Trustees” means Jerry A. Parsons and Richard L. Hawkins in their capacities as co-trustees of the Trusts.

Certain Additional Defined Terms

In addition to the terms defined above, the following capitalized terms are used as defined in the Sections of this Agreement set forth opposite such terms:

Defined Terms	Section Reference

Action	Section 6.4
Agreement	Introduction
Audited Financial Statements	Section 3.6
Class A Common Stock	Recital A
Class B Common Stock	Recital A
Closing	Section 2.3(a)
Closing Certificate	Section 2.2(a)
Closing Date	Section 2.3(a)
Common Stock	Recital A
Commonly Controlled Entity	Section 3.13(a)
Company	Introduction
Company Employees	Section 6.5(a)
Company Intellectual Property	Section 3.10(e)
Competitive Activities	Section 6.3(a)(i)
Declaration of Trust	Section 4.1
Employees	Section 3.14
Environmental Permits	Section 3.9(b)
Environmental Records	Section 3.9(j)
Financial Statements	Section 3.6
Holdback Amount	Section 2.4(e)
Indemnified Party	Section 7.4(a)
Indemnifying Party	Section 7.4(a)
Latest Balance Sheet	Section 3.6
Lien	Section 3.4
Losses	Section 7.2(a)
Material Contracts	Section 3.12(a)
Multiemployer Plan	Section 3.13(b)
Multiple Employer Plan	Section 3.13(b)
Net Recovery Amount	Section 6.6
Parent	Introduction
Permits	Section 3.8
Permitted Goods and Services	Section 6.3(a)(i)
Personal Property	Section 3.11(b)
Plans	Section 3.13(a)
Pre-Closing Tax Period	Section 6.2(c)
Purchase Price	Section 2.2(a)
Purchaser	Introduction
Purchaser Indemnitees	Section 7.3
Real Property	Section 3.11(a)
Recovery Costs	Section 6.6

Remedial Actions	Section 3.9(e)
Required Shareholders	Section 2.4(b)
Related Persons	Section 3.20
Schedule of Exceptions	Introduction to Article III
Shareholder List	Section 3.2(a)
Shareholders	Introduction
Shareholders’ Representative	Introduction
Shares	Recital A
Unaudited Financial Statements	Section 3.6
Third-Party Claim	Section 7.4(a)
Top Ten Customer	Section 3.22(a)
Transmitted Copies	Section 8.11
Voting Company Debt	Section 3.2